SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             clickNsettle.com, Inc.

                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:


      2)    Aggregate Number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:


      5)    Total fee paid:


|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:


      2)    Form, Schedule or Registration Statement No.:


      3)    Filing Party:


      4)    Date Filed:

                             CLICKNSETTLE.COM, INC.
                       1010 Northern Boulevard, Suite 336
                           Great Neck, New York 11021
                                 (516) 829-4343

                                                                December 7, 2004

Dear Stockholders:

      On behalf of the Board of Directors and Management of clickNsettle.com, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders to be held on Thursday, January 13, 2005, at 9:30 a.m., at the Company's principal offices, located at 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021.

      The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition, certain of our directors and executive officers will be present to respond to any questions that you may have. Accompanying the attached Proxy Statement is a Proxy Card and our Annual Report. This report describes our financial and operational activities.

      Whether or not you plan to attend the annual meeting, please complete, sign, and date the enclosed proxy card and return it in the accompanying envelope as promptly as possible. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

      We look forward to greeting our stockholders at the meeting.

                                             Sincerely,


                                             Roy Israel
                                             Chief Executive Officer, President,
                                             and Chairman of the Board

                             CLICKNSETTLE.COM, INC.
                       1010 Northern Boulevard, Suite 336
                           Great Neck, New York 11021

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 13, 2005

                                 --------------

TO THE STOCKHOLDERS OF
CLICKNSETTLE.COM, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of clickNsettle.com, Inc., a Delaware corporation (the "Company"), will be held in the main conference room at our principal offices, located at 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021 on Thursday, January 13, 2005, at 9:30 a.m., for the following purposes:

      1. To consider and vote on a proposal to approve an asset purchase agreement with National Arbitration and Mediation, Inc., a company affiliated with the present Chief Executive Officer of the Company, pursuant to which the buyer would acquire the assets and would assume all the current and future liabilities and commitments of the Company's sole operating business, our alternative dispute resolution services;

      2. To consider and take action on a proposal to authorize the Board of Directors, in its sole discretion, to amend the Company's Certificate of Incorporation authorizing the Board of Directors to increase the authorized common stock, par value $0.001 per share, of the Company from 25,000,000 shares up to and including 300,000,000 shares;

      3. To elect directors of the Company to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

      4. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005; and

      5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on December 7, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of our common stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our offices located at 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021 for ten (10) days prior to January 13, 2005.

      Whether or not you plan to attend the Annual Meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. You may revoke your proxy at any time before it is voted.

                                            By Order of the Board of Directors,


                                            Roy Israel,
                                            Chairman of the Board

Great Neck, New York
December 7, 2004

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT; ACCORDINGLY, WE URGE YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                             CLICKNSETTLE.COM, INC.
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET ........................................................    5

PROXY STATEMENT ...........................................................    7

INFORMATION CONCERNING VOTE ...............................................    7
     General ..............................................................    7
     Voting Rights and Outstanding Shares .................................    7
     Revocability of Proxies ..............................................    7
     Voting Procedures ....................................................    7

CAUTIONERY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION ...............    8

PROPOSAL 1: APPROVE ASSET PURCHASE AGREEMENT ..............................    8
     General ..............................................................    8
     The Buyer ............................................................    8
     The Transaction ......................................................    9
     Background ...........................................................    9
     Factors Considered by the Board in Recommending the Transaction ......   12
     Evaluation of Reasons for the Transaction ............................   14
     The Company's Future Business Operations .............................   14
     Principal Provisions of the Asset Purchase Agreement .................   14
        Assets to be Sold and Liabilities to be Assumed ...................   14
        Accounting and Tax Treatment ......................................   15
        Representations, Warranties and Covenants .........................   15
        Closing ...........................................................   16
        Termination .......................................................   16
     Fairness Opinion of Capitalink, L.C ..................................   16
     No Dissenters' Rights ................................................   21
     Pro Forma Condensed Consolidated Financial Information ...............   21

PROPOSAL 2: AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO
INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY .......................   28
     Reasons for the Amendment ............................................   28
     Current Capitalization ...............................................   28
     Effectiveness ........................................................   28
     Effects ..............................................................   28

RISK FACTORS ..............................................................   29

PROPOSAL 3: ELECTION OF THE BOARD OF DIRECTORS ............................   31
     Director Nominees ....................................................   31
     Committees of the Board of Directors and Meeting Attendees ...........   32
     Executive Officers ...................................................   33

REPORT OF THE AUDIT COMMITTEE .............................................   33

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION ...................   34

PROPOSAL 4: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ..   35

OTHER MATTERS ARISING AT THE ANNUAL MEETING ...............................   35

INTERESTED PARTY TRANSACTIONS .............................................   36

STOCKHOLDER PROPOSALS .....................................................   36

COST OF SOLICITATION OF PROXIES ...........................................   36

SECTION 16(a) REPORTING DELINQUENCIES .....................................   36

ANNUAL REPORT ON FORM 10-KSB ..............................................   36

ANSWERING YOUR QUESTIONS ..................................................   36

EXHIBIT A: ASSET PURCHASE AGREEMENT .......................................  A-1

EXHIBIT B: FAIRNESS OPINION ...............................................  B-1

EXHIBIT C: CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION .......  C-1

                               SUMMARY TERM SHEET

      The following summary briefly describes the material terms of the proposed sale of the assets and liabilities and future commitments of the Company's sole operating business to National Arbitration and Mediation, Inc., a company affiliated with the Company's present Chief Executive Officer, pursuant to the Asset Purchase Agreement dated as of October 18, 2004 (the "Asset Purchase Agreement"). This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read this Proxy Statement and the exhibits attached to the Proxy Statement in full before voting. Proposals 3 and 4, relating to the election of directors and ratification of the appointment of the Company's independent registered public accounting firm, are not covered in this Summary Term Sheet.

-We are located in Great Neck, New York, and provide alternative dispute resolution services ("ADR business").

-Management and the Board of Directors have been exploring strategic alternatives for the Company due to the continuing operating losses of the ADR business and declining operating cash. See "Proposal 1 - Background."

-On October 18, 2004, the Company signed an Asset Purchase Agreement with National Arbitration and Mediation, Inc., a New York Corporation that is affiliated with the Company's present Chief Executive Officer, Roy Israel. In this Proxy Statement, we refer to National Arbitration and Mediation, Inc. as "the Buyer."

-Pursuant to the Asset Purchase Agreement, the Buyer will acquire the assets and assume all the current and future liabilities and commitments of the Company's ADR business. The Buyer is not paying cash to the Company but is assuming the commitments and contingencies (including potential severance payments) related to the ADR business that are estimated at approximately $1.6 million as of September 30, 2004. Additionally, the Asset Purchase Agreement provides that a minimum of $200,000 in cash is to remain with the Company. This cash will be utilized by the Company to pay for the costs associated with the sale of the ADR business, for continued public reporting obligations and to acquire a new operating business or affect a business combination. Based on a final balance sheet that will be prepared after the closing date, the cash to be retained by the Company may increase to the extent of 60% of the excess of the Remaining Net Capital before Commitments (as defined on page 14) over $380,462 as of the closing date. Furthermore, the Company will retain the OTC Bulletin Board listing which it may use to attract a potential target company. See "Proposal 1-Principal Provisions of the Asset Purchase Agreement: Assets to be Sold and Liabilities to be Assumed."

-For accounting and tax purposes, the Company may incur a loss upon the consummation of the transaction, due primarily to non-recurring expenses and to the extent that the recorded amount of the assets sold exceed the recorded amount of the liabilities transferred. For tax and accounting purposes, future liabilities and commitments are not considered to be recorded as yet and therefore are not included in the calculation even though such items are legal obligations of the Company. See "Proposal 1-Principal Provisions of the Asset Purchase Agreement: Accounting and Tax Treatment."

-All of the disinterested members of our Board of Directors approved the Asset Purchase Agreement. The Board believes that the transaction with the Buyer is advisable and in the best interests of the Company and its stockholders and is fair to our stockholders. The Board of Directors received an opinion, dated October 15, 2004, from an unrelated party, Capitalink, L.C., that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the purchase consideration is fair, from a financial point of view, to the Company's unaffiliated stockholders. See "Proposal 1-Fairness Opinion of Capitalink, L.C."

-The proposed sale is subject to the satisfaction of several conditions, one of which is that our stockholders must approve the proposed sale to the Buyer. See "Proposal 1-Principal Provisions of the Asset Purchase Agreement: Closing."

-We have the right to terminate the Asset Purchase Agreement in the event the Company receives an offer for the ADR business that the Board of Directors believes, in the exercise of their fiduciary duty, to be better for our stockholders. If the Board does accept such offer and terminates the Asset Purchase Agreement, the Company shall pay the Buyer $25,000 to cover the Buyer's reasonable out-of-pocket costs. See "Proposal 1-Principal Provisions of the Asset Purchase Agreement: Termination."

-The closing of the sale under the Asset Purchase Agreement is scheduled, upon the satisfaction of all conditions precedent, for January 31, 2005 and, in any event, not later than March 31, 2005. See "Proposal 1-Principal Provisions of the Asset Purchase Agreement: Closing."

-Any of our stockholders who do not vote for Proposal 1 are not entitled to appraisal or dissenter's rights under Delaware law or our Certificate of Incorporation. See "Proposal 1-No Dissenters' Rights."

-The pending sale of the ADR business is part of our plan to seek strategic alternatives. This plan may involve a merger or a similar transaction with the intent to acquire a different operating business. See "Proposal 1-The Company's Future Business Operations."

-Because our current strategy involves the sale of principally all of the assets of the Company, this transaction will trigger a change in control. Upon a change in control, the CEO is entitled to a lump-sum payment equal to three times his then current base salary and severance bonus. Currently, if calculated, such payment would approximate $1.015 million. However, pursuant to the Asset Purchase Agreement, the CEO will waive his right to trigger the change-in-control provision under his employment contract as long as the Buyer (a company with which he is affiliated) acquires the ADR business. See "Proposal 1- Principal Provisions of the Asset Purchase Agreement: Assets to be Sold and Liabilities to be Assumed."

-The cash that is to remain in the Company after the sale of the ADR business will be used to pay the expenses associated with the sale which are to include, but not be limited to, legal, accounting, tax advice, the cost of the fairness opinion and the printing and mailing of this Proxy Statement. Additionally, such cash will be used for transactional and due diligence costs related to any potential acquisition and for the reporting obligations of the Company. There can be no assurances that the cash remaining in the Company after the completion of the sale of the ADR business will be sufficient to fund future needs. See "Risk Factors."

-The principal risks factors to which we are subject will no longer include the risks related to our ADR business. However, there are additional risks associated with the Company after it no longer owns the ADR business. Our risks include recent and continuing losses, the "going-concern" qualification in our audit opinion and liquidity risk. See "Risk Factors."

-The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to increase the Company's authorized stock up to a total of 300 million shares of stock. The Company presently has 25 million shares authorized for issuance. The Board of Directors believes it may need additional authorized shares in order to facilitate a possible business combination following the sale of the Company's ADR business. See "Proposal 2 - Reason for the Amendment."

                             CLICKNSETTLE.COM, INC.
                       1010 Northern Boulevard, Suite 336
                           Great Neck, New York 11021

                                 --------------

                                 PROXY STATEMENT

                                 --------------

                       For Annual Meeting of Stockholders
                         to be Held on January 13, 2005

                                 --------------

Approximate Mailing Date of Proxy Statement and Form of Proxy: December 9, 2004.

                           INFORMATION CONCERNING VOTE

General

            This Proxy Statement and the enclosed form of proxy is furnished in connection with the solicitation of proxies by the Board of Directors of clickNsettle.com, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Thursday, January 13, 2005 at 9:30 a.m., and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at our principal offices, located at 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021.

Voting Rights and Outstanding Shares

            Only stockholders of record at the close of business on December 7, 2004 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on November 15, 2004, 8,701,554 shares of our common stock, par value $.001 per share, were issued, of which 8,449,056 shares were outstanding. Each share of common stock entitles the record holder thereof to one (1) vote on all matters properly brought before the Annual Meeting.

Revocability of Proxies

            A stockholder who executes and mails a proxy in the enclosed return envelope may revoke such proxy at any time prior to its use by notice in writing to the Secretary of our company, at the above address, or by revocation in person at the Annual Meeting. Unless so revoked, the shares represented by duly executed proxies received by us prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the stockholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted FOR the approval of the Asset Purchase Agreement pursuant to which National Arbitration and Mediation, Inc. would acquire the assets and all the current and future liabilities of the Company's ADR business, FOR the amendment to the Company's Certificate of Incorporation authorizing the Board of Directors to increase the authorized common stock, FOR the election as directors of the nominees named below under the caption "ELECTION OF DIRECTORS," and FOR the ratification of the independent registered public accounting firm. In their discretion, the proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Annual Meeting that our Board of Directors does not know of in a reasonable time prior to this solicitation.

Voting Procedures

            All votes shall be tabulated by the inspector of elections appointed for the Annual Meeting, who shall separately tabulate affirmative and negative votes, abstentions, and broker non-votes. The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

Broker-dealer non-votes are not counted for quorum purposes.

      Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval. Director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from a particular nominee or nominees will not affect the outcome of the Annual Meeting. In order to approve proposals 1 and 2, a majority of the outstanding shares entitled to vote must be cast affirmatively. In order to approve proposals 3 and 4, a majority of the votes cast must be voted affirmatively for such proposal.

           Cautionary Statement Concerning Forward-Looking Information

      This Proxy Statement and the documents to which we refer and which we incorporate into this Proxy Statement by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these statements on our expectations and projections about future events, which we derive from the information currently available to us. Forward-looking statements relate to future events or our future performance.

      The forward-looking events discussed in this Proxy Statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement, the documents to which we refer you and other statements made from time to time from us or our representatives, may not occur.

      PROPOSAL 1: APPROVAL OF ASSET PURCHASE AGREEMENT WITH NATIONAL ARBITRATION AND MEDIATION, INC., A COMPANY AFFILIATED WITH THE PRESENT CHIEF EXECUTIVE OFFICER OF THE COMPANY, PURSUANT TO WHICH THE BUYER WOULD ACQUIRE THE ASSETS AND WOULD ASSUME ALL THE CURRENT AND FUTURE LIABILITIES AND COMMITMENTS OF THE COMPANY'S SOLE OPERATING BUSINESS, ALTERNATIVE DISPUTE RESOLUTION SERVICES.

GENERAL

      Our Board is proposing that the stockholders approve the Asset Purchase Agreement, dated October 18, 2004, with National Arbitration and Mediation, Inc. (the "Buyer"), a New York corporation affiliated with the Company's present Chief Executive Officer, Roy Israel. Pursuant to the Asset Purchase Agreement, the buyer would acquire assets and would assume all current and future liabilities and commitments relating to the ADR business, the sole operating business of our Company. A copy of the Asset Purchase Agreement is attached as Exhibit A to this Proxy Statement. Certain material provisions of the Asset Purchase Agreement are summarized below. STOCKHOLDERS SHOULD READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

      After the closing of the transaction, the Company will not have an operating business. The Board believes that the sale of the ADR business will enable the Company to acquire or enter into a business combination with another operating business as we will have divested ourselves of the liabilities and commitments and contingencies related to the ADR business. The sale of the ADR business is part of the Company's plan to sell its assets and liabilities and then seek other strategic alternatives. This plan may involve a merger or a similar transaction with the intent to acquire or enter into a business combination with another operating business. The Company has not reached any agreement with regard to a potential transaction. There can be no assurance that the Company will enter into such an agreement.

THE BUYER

      The Buyer is a privately held corporation located in Great Neck, New York. The Buyer was incorporated to carry out this transaction. The Buyer is affiliated with the present Chief Executive Officer of the Company, Roy Israel.

THE TRANSACTION

      The Buyer will acquire principally all the assets and assume all the current and future liabilities and commitments of the Company's ADR business (the "Transaction") except as defined in the Asset Purchase Agreement below. The Buyer is not paying cash to the Company but is assuming the commitments and contingencies related to the ADR business that are estimated to be approximately $1.6 million (including potential severance payments of approximately $1.1 million) as of September 30, 2004. Additionally, the Asset Purchase Agreement provides that a minimum of $200,000 in cash is to remain with the Company. This cash will be utilized by the Company to pay for the costs associated with the sale of the ADR business, to acquire a new operating business and to fund the continuing reporting obligations of the Company. Based on a final balance sheet that will be prepared after the closing date, the cash to be retained by the Company may increase to the extent of 60% of the excess of the Remaining Net Capital before Commitments (as defined on page 14) over $380,462 as of the closing date. The Remaining Net Capital Before Commitments shall mean the fair market value of the assets purchased less the following: (a) recorded liabilities assumed; (b) commitment due to American Lawyer Media for unused advertising in the amount of $75,854 (unless such sum is already reflected in the recorded liabilities assumed) and (c) $200,000 in cash to remain with the Company (to be adjusted based on the timing of payments for the Transaction costs). The Transaction costs, which are to be paid by the Company with the $200,000 cash balance, are expected to include, but not be limited to, legal, accounting, tax advice, the cost of the fairness opinion and printing and mailing costs related to the Proxy Statement. Additionally, as there will no longer be an operating business after the Transaction closes, the Company's cash balance will be used to cover the transactional and due diligence costs related to any potential acquisition by the Company, as well as to pay legal and accounting/auditing costs related to remaining a publicly-traded shell and the creation and filing of annual and quarterly reports. Furthermore, the Company will retain the OTC Bulletin Board listing which it may use to attract a potential target company.

      The Board believes that the transaction with the Buyer is in the best interests of the Company and its stockholders and is fair to us and our stockholders. The Board of Directors received an opinion, dated October 15, 2004, from an unrelated party, Capitalink, L.C., that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the purchase consideration is fair, from a financial point of view, to the Company's unaffiliated stockholders. Capitalink, L.C. is an investment-banking firm that is regularly engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings and private placements. See Exhibit B for a copy of the fairness opinion.

      ACCORDINGLY, ALL OF THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION, AS DESCRIBED IN PROPOSAL 1.

BACKGROUND

      The Company has had a net loss every year and through September 30, 2004 since "going public" in November 1996. Despite a substantial reduction in headcount, losses are expected to continue. Cash, cash equivalents and marketable securities have been declining for the past three years as well. The Company's independent auditors included a going concern paragraph in their report on the June 30, 2004 consolidated financial statements indicating that there is substantial doubt about the Company's ability to function as a going concern during the twelve months ending June 30, 2005. In July 2004, those employees earning in excess of $100,000 per annum took a voluntary 15% reduction in their pay to assist in further reducing costs. Additionally, as a result of the Sarbanes-Oxley Act of 2002, expenses associated with being a publicly traded company is expected to increase in the future.

      As a result, Management and the Board of Directors have discussed strategic alternatives for the Company for several reasons. Firstly, the Company is the only publicly-traded alternative dispute resolution business. As such, there are no analysts that follow this market nor do we have large institutional investors interested in our common stock. As a result, it is difficult to increase the liquidity in our common stock and to expand our potential investor base to a diverse group of investors. Secondly, the Company's main client base includes insurance companies and plaintiff attorney firms. We believe our revenue continues to be adversely affected by the consolidation and turmoil in the insurance industry, which represents a major portion of our clientele. Additionally, insurance companies in general and some, in particular, have changed their claims-settling philosophies. Currently, we perceive that many of the larger insurance companies are taking a harder line with the plaintiff bar. This results in a slow down in the number of cases being submitted to ADR and thus to our forum. Over the past several years, the Company has attempted to diversify and increase its client base by pursuing the administration of large-scale arbitration programs with large institutions and insurance departments without success.

      Furthermore, it appears that the stock market has ascribed no value to the ADR operations of the Company as the market capitalization of the Company has been below the book value of the Company for some time as, in effect, the Company has a negative enterprise value. Additionally, trading volume in our Company could be described as illiquid.

      As a result, Management and the Board of Directors believed that immediate actions needed to be taken which would be in the best interests of the shareholders. A time line of such recent events follows:

      May 11, 2004: During one of the regularly scheduled board meetings, the Board of Directors reviewed the financial performance of the Company and the increasingly negative forecasted results for the next fiscal year. The Board agreed to meet again in June to further discuss the prospects of the Company and to explore strategic alternatives.

      June 28, 2004: A special meeting of the Board of Directors was held to review the strategic direction of the Company as a result of recent poor operational performance. Management reported that business had continued to decline since the last board meeting and was not expected to turn around in the near term. Management further stated that it was their belief that the decline in revenues was attributed to the continuing weakness in the insurance industry. Insurance companies in general and some, in particular, have changed their claims-settling philosophies in that many of the larger insurance companies are taking a harder line with the plaintiff bar. This results in a slow down in the number of cases being submitted to ADR which adversely affects the number of cases referred to the Company. Management further stated that while they believe that lawsuits continue to be commenced and that the Company's services should prove to be vital to insurers in their ability to address a growing caseload with reduced costs, the timing of such has been delayed. The burden of being a publicly traded company in terms of out-of-pocket costs and the drain on limited personnel resources has become even heavier in recent months due to the increased compliance requirements of the Sarbanes-Oxley Act of 2002. As a result of these factors and in light of the diminishing cash position and the historical losses and forecasted performance, Management recommended that the Board consider all alternatives to salvage stockholder value. The alternatives included, but were not limited to, a drastic streamlining of the current operations, selling the operations of the Company and pursuing merger/acquisition candidates. With respect to a drastic streamlining of operations, the Company had previously reduced employee headcount through the utilization of an enhanced operating system. Additional streamlining would likely involve a significant reduction in top Management that would adversely affect revenues and the continued viability of the business. As a result, the Board decided that they should seek potential targets for acquisition. Also, the Board decided that they should seek bids for the operation of the Company. In connection therewith, the Board decided to initiate the process of retaining a financial advisor to evaluate the fairness of any bids to be received by the Company. At the meeting, both Roy Israel, through the Buyer, and director Kenneth Geraghty, as a representative of Insurance Services Office, Inc. ("ISO"), the leading supplier of information about property and liability risk, expressed a possible interest in bidding for the ADR business of the Company. Mr. Israel, Mr. Geraghty and Mr. Specht, the Company's Director of Information Technology, all agreed to abstain from the process and allow the remaining members of the Board, who are each disinterested, to manage the process with the assistance of counsel.

      July 2, 2004: The Company announced in a press release that the Board of Directors had decided to explore strategic alternatives for the Company in an effort to protect stockholder value. ISO made a request for due diligence information with the intent to make a potential bid for the ADR operations of the Company.

      On or about July 7, 2004: The Company received a phone call from a competitor within the ADR business that they were interested in bidding for the ADR operations of the Company in response to the press release dated July 2, 2004.

      July 13, 2004: A special meeting of the Board of Directors was held to provide an update since the last meeting in June. Management reported that revenues continued to decline and that the trend was not reversing. In an effort to save available cash, all senior personnel within the Company who earned more than $100,000 per annum were taking a voluntary 15% reduction in their pay commencing July 14, 2004. Management reported on the status of potential merger targets and the fact that it would take some time to locate and negotiate with an appropriate candidate. In addition to interest expressed by ISO, a competitor and Mr. Israel, the Board discussed other potential suitors for the Company who may have the financial ability to acquire the Company. Due to the deteriorating financial condition of the Company, the disinterested members of the Board decided to set a deadline of August 3, 2004 at 5pm for all bids to be received.

      July 30, 2004: The competitor made a request for due diligence information with the intent to make a potential bid for the ADR operations of the Company.

      August 4, 2004: A special meeting of the Board of Directors was held to report upon the bids received for the ADR business of the Company. Only one bid was received which was from the Buyer. The disinterested members of the Board, including Mr. Geraghty, then met to discuss the bid.

      August 11, 2004: In response to a telephone call from the Company concerning whether or not they had an interest in a possible business transaction, another competitor requested a confidentiality agreement. Such competitor did not ultimately sign the agreement.

      August 13, 2004: A special meeting of the Board of Directors was held to review a further analysis of the deteriorating financial condition of the Company and various alternatives for the Board to consider. The scenarios presented included (1) continue to run the Company as is; (2) liquidate the Company; (3) continue to run the Company but with significant changes which are aimed at reducing costs; or (4) selling the ADR business to the Buyer and then having the Company pursue another operating business. In discussing the alternatives, it was apparent that if the Company continued to operate the ADR business and still remained as a publicly-held entity, cash flow would still be negatively affected. If the Company was to liquidate, the current liabilities and commitments (including a commitment of $1.015 million as a change in control payment to the Chief Executive Officer which would be triggered if the Company was to liquidate) was expected to exceed the assets, thereby leaving nothing for the stockholders. As a result, it appeared that selling the ADR business and then acquiring another operating business was in the best interests of the stockholders.

      August 20, 2004: A special meeting of the Board of Directors was held to review a revised bid submitted by the Buyer for the ADR operations. The Company had received no other bids.

      August 24, 2004: A special meeting of the Board of Directors was held to again review the latest financial projections of the Company and to negotiate the bid with the Buyer. At the meeting, the disinterested members of the Board approved the bid pending entering into a definitive agreement and the receipt of a fairness opinion.

      August 31, 2004: The disinterested members of the Board of Directors interviewed the principal of Capitalink, L.C. to determine if the firm was independent and qualified to render a fairness opinion with respect to the sale of the ADR business. Following the meeting, the disinterested members of the Board approved retaining Capitalink, L.C. for this purpose.

      September 3, 2004: The Company signed an engagement letter with Capitalink, L.C. to render an opinion to the Board of Directors as to whether, on the date of such opinion, the proposed transaction involving the acquisition of all of the Company's operations by a related party is fair, from a financial point of view, to the unaffiliated stockholders of the Company.

      September 23, 2004: A regularly scheduled Board of Directors meeting was held to review the financial results for the fiscal year ended June 30, 2004. Additionally, the Board received a draft of the Asset Purchase Agreement. Capitalink, L.C. also presented the status of their review.

      October 15, 2004: A special meeting of the Board of Directors was held wherein Capitalink L.C. made a presentation concerning their opinion which stated that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the purchase consideration is fair, from a financial point of view, to the Company's unaffiliated stockholders. Additionally, the disinterested members of the Board, with Messrs. Israel and Specht abstaining, approved the Asset Purchase Agreement and instructed Management to sign such agreement on behalf of the Company.

      October 18, 2004: The Company issued a press release that the Asset Purchase Agreement was signed that day and that the Company planned on obtaining approval for the transaction from the stockholders at its annual meeting.

      October 26, 2004: The competitor who previously requested a confidentiality agreement on August 11, 2004 telephoned one of the disinterested members of the Board of Directors and requested another confidentiality agreement.

      November 4, 2004: The competitor spoke with our outside counsel and informed him that he decided not to move forward with a proposed acquisition of the ADR business.

      OUR BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL THE ASSETS AND LIABILITIES AND COMMITMENTS OF THE COMPANY, IS IN THE BEST INTEREST OF THE COMPANY AND OUR STOCKHOLDERS. AMONG OTHER THINGS, THE BOARD BELIEVES THAT THIS IS AN ESSENTIAL STEP IN CARRYING OUT THE COMPANY'S STRATEGY. ACCORDINGLY, THE DISINTERESTED MEMBERS OF THE BOARD HAS APPROVED THE PROPOSED TRANSACTION.

FACTORS CONSIDERED BY THE BOARD IN RECOMMENDING THE TRANSACTION

      In reaching its decision on October 15, 2004, the Board considered a number of factors, including the following:

      (a) The Company has incurred operating losses each fiscal year of the eight-year period ended June 30, 2004. Going forward, it appeared likely that this trend would continue in light of the following: (i) we believe our revenue has been adversely affected by the consolidation and turmoil in the insurance industry, which represents a major portion of our clientele. Additionally, insurance companies in general and some, in particular, have changed their claims-settling philosophies. Currently, we perceive that many of the larger insurance companies are taking a harder line with the plaintiff bar, which results in a slow down in the number of cases referred to our forum; and (ii) the cost of being a publicly-traded entity is becoming more expensive and onerous due to the additional compliance requirements of the Sarbanes-Oxley Act of 2002 both in terms of out-of-pocket expenses for legal and accounting/audit fees and in terms of the strain it places on our limited personnel resources.

      (b) Public interest in the Company's common stock has been low as reflected in little or no trading activity over the past year (through October 14, 2004) and low prices per share (price has ranged from $.05 to $.37 during that period). As such, the Board perceived that the current business may not be attractive to public investors and that the Company may be better off divesting itself of our current business and operating a business with broader appeal to the investing public.

      (c) Other than the Buyer, no one else made a bid for the Company's ADR business even though the Board solicited potential buyers. Also, the Company issued a press release on July 2, 2004, stating that the Company was exploring strategic alternatives including the sale of the current business. The Company also made subsequent press releases (and filed Form 8-Ks with the U.S. Securities and Exchange Commission (the "SEC")) on September 28, 2004 in connection with its year-end earnings release and on October 18, 2004 wherein the Company discussed the continued exploration of strategic alternatives. Other than the Buyer, only two parties expressed any interest and both parties declined to bid for the Company.

      (d) The Buyer would assume all of the liabilities and commitments of the ADR business. Therefore, upon the consummation of the Transaction, the Company will be free of any significant liabilities after the consummation of the Transaction. The Board believed that this fact would increase the Company's attractiveness for private companies that might be interested in a business combination transaction with a company whose shares are publicly traded.

      (e) If the Company was to be sold to another buyer or if the Company was to be liquidated, a change-in-control payment to the Chief Executive Officer would be triggered and would be paid to him in a lump sum payment. Currently, such amount would be $1.015 million. Upon liquidation and after this payment, there would be no funds left in the Company and the stockholders would not receive anything for their investment. In the Transaction, Mr. Israel has waived this payment to him in the event the Closing of the Transaction occurs as a result of the Buyer acquiring the ADR business. Also, the Company will retain a minimum of $200,000 in cash

            This cash will be utilized by the Company to pay for the costs associated with the sale of the ADR business and will better enable it to acquire a new operating business.

      (f) The opinion of Capitalink, L.C. issued to the Board that, based on the matters set forth in its opinion, the purchase consideration is fair, from a financial point of view, to the Company's unaffiliated stockholders. The opinion was a positive factor in the Board's decision to recommend the Transaction to the stockholders. The full text of the written opinion, dated October 15, 2004, which sets forth the reviews, analyses and inquiries made and matters considered by Capitalink, L.C., is attached to this Proxy Statement as Exhibit B hereto and is incorporated by reference. Stockholders are urged to read such opinion carefully in its entirety.

      (g) The Company has retained the right in the Asset Purchase Agreement to have a so-called "fiduciary out" to allow the Company to terminate the Asset Purchase Agreement and sell the ADR business on terms more favorable than the terms set forth in the Asset Purchase Agreement, should such an offer be presented prior to the Closing. Such termination of the Asset Purchase Agreement would require the Company to pay the Buyer $25,000 to cover Buyer's reasonable out-of-pocket expenses. The Board of Directors viewed this "fiduciary out" overall as a positive factor.

      (h) When evaluating the terms of the Transaction, the Company's Board ensured that the directors interested in the Transaction (namely, Roy Israel and Will Specht), did not participate in the vote on the Transaction. The Board, therefore, came to the conclusion that the personal interests of the officers and directors of the Company in the consummation of the Transaction did not outweigh the potential positive effects of the Transaction on stockholder value in the Company.

      (i) After the sale of the ADR business, the Company will not operate any business and may not be able to identify and consummate a business combination transaction that will increase stockholder value significantly. The Company's future business, if any, is unknown at the time of mailing of this Proxy Statement. The Board believes that the Company will be able to consummate a business combination transaction subsequent to the closing of the Transaction.

      (j) Even the successful completion of a business combination may not result in a significant increase of stockholder value because of the uncertainty as to the future business and the dilutive impact of the potential issuance of additional stock in connection with a business combination. However, the Board believed that the Company would not be able to increase stockholder value if it continued to operate its current business and was in danger of decreasing shareholder value and that it was in the best interest of the Company and its stockholders to attempt to operate another business.

      (k) To the extent that the Transaction is not completed, there could be a negative effect on the Company's sales and operating results, and its ability to attract and retain new customers and attract and retain key sales, technical and Management personnel. The Board decided that this factor was outweighed by the potential increase in stockholder value if the Transaction and a subsequent business combination were consummated.

      (l) The announcement of the Transaction and the efforts necessary to complete the sale could result in a disruption in the operations of the Company by, among other things, diverting Management and other resources of the Company from its day-to-day business and from the Company's efforts to continue the development of existing business. The Board believed that such disruptions could be minimized and any negative effect resulting from them would be outweighed by the potentially positive effects of the Transaction.

      The above information and factors considered by the Board are not intended to be exhaustive, but include all of the material factors, both negative and positive, considered by the Board. The Board of Directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on all of the information presented to, and considered by, it. In addition, individual members of the Board may have given different weight to different factors.

EVALUATION OF REASONS FOR THE TRANSACTION

      The Board considered the aforesaid factors and came to the conclusion that the Company would be an attractive object for a "public shell" merger after the Transaction. The Board believed that the Company will be able to identify an attractive business acquisition after the Transaction with the potential to increase stockholder value. Based on these considerations, the Board decided that the Transaction was fair to the Company's stockholders and therefore approved the Asset Purchase Agreement.

THE COMPANY'S FUTURE BUSINESS OPERATIONS

      If the Company's stockholders approve the Transaction, the Board will attempt to identify new strategic business opportunities. The Board will attempt to find a privately held company that either has already successfully operated its business or has started doing business in an area that the Board considers to be promising and wants to achieve the status of a reporting company without having to do an initial public offering and file a registration statement in connection therewith. When evaluating potential targets for a business combination, the Company will consider the operating history of the target, the anticipated cash needs of the target during the short term and long term, the experience of the target's Management team in the target's business, and the short term and long term prospects of the business the target is operating in. When making its decision on a future business combination, the Board will also consider the percentage of ownership in the surviving company that the Company's stockholders would retain.

PRINCIPAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT

      The following summarizes the material provisions of the Asset Purchase Agreement. You should carefully read the full text of the Asset Purchase Agreement attached to this Proxy Statement as Exhibit A as it qualifies this description and is incorporated by reference into this Proxy Statement.

Assets to be Sold and Liabilities to be Assumed

      The Buyer will acquire the assets and assume all the current and future liabilities and commitments of the Company's ADR business. The Buyer is not paying cash to the Company but is assuming the commitments and contingencies related to the ADR business that are estimated to be approximately $1.6 million (including potential severance payments of approximately $1.1 million) as of September 30, 2004. However, the Asset Purchase Agreement provides that a minimum of $200,000 in cash is to remain with the Company. This cash will be utilized by the Company to pay for the costs associated with the sale of the ADR business and to acquire or enter into a business combination with a new operating business as discussed below. Based on a final balance sheet that will be prepared after the closing date, the cash to be retained by the Company may increase to the extent of 60% of the excess of the Remaining Net Capital before Commitments (as defined) over $380,462 as of the closing date. The Remaining Net Capital Before Commitments shall mean the fair market value of the assets purchased less the following: (a) recorded liabilities assumed; (b) commitment due to American Lawyer Media for unused advertising in the amount of $75,854 (unless such sum is already reflected in the recorded liabilities assumed) and
(c) $200,000 in cash to remain with the Company (to be adjusted based on the timing of payments for the Transaction costs). The Transaction costs, which are to be paid by the Company with the $200,000 cash balance, are expected to include, but not be limited to, legal, accounting, tax advice, the cost of the fairness opinion and printing and mailing costs related to the Proxy Statement. Additionally, as there will no longer be an operating business after the Transaction closes, the Company's cash balance will be used to cover the transactional and due diligence costs related to any potential acquisition by the Company, as well as to pay legal and accounting/auditing costs related to remaining a publicly-traded shell.

      The Buyer will assume as of the closing date all liabilities of the Company including recorded liabilities and current and future commitments. More specifically, the Buyer will assume the lease agreements for the Company's facilities in Great Neck, New York and in Brooklyn, New York. The lease agreement for the Company's headquarters in Great Neck expires June 30, 2005. Under that agreement, the Company is obligated to make monthly lease payments plus taxes and utilities, net of sublease rental income, which amounts to an aggregate payment of approximately $168,000 for the period from October 1, 2004 through June 30, 2005. The lease agreement for the Brooklyn conference facility is expected to commence on January 1, 2005 for a five-year period. Under that agreement, the Company is obligated for leasehold improvements and to make monthly lease payments plus taxes and utilities which, in aggregate, amounts to approximately $252,000 (not including taxes and utilities) for the five-year period. The Buyer is also responsible for the remaining commitment for advertising with American Lawyer Media, Inc. The unused commitment for advertising as of September 30, 2004 is $75,854. The Buyer will also assume all employment agreements (including severance obligations and change-in-control payments, all of which approximate $1.1 million if they were calculated as of September 30, 2004), auto and equipment leases (which approximates $28,500 for amounts due subsequent to September 30, 2004) and all other commitments and contingencies of the Company related to the ADR business. The Buyer shall not assume or be liable for taxes, if any, for which the Company is responsible as a result of this Transaction nor shall Buyer assume or be liable for liabilities not relating to the ADR business.

      As part of the Asset Purchase Agreement, with respect to the severance for Mr. Israel discussed above, Mr. Israel agreed that he will not trigger his change-in-control provision under his employment agreement as a result of the Buyer acquiring the ADR business. Currently, if such provision was triggered upon the sale or liquidation of the ADR business, the Company would owe Mr. Israel, in one lump sum, approximately $1.015 million as such amount represents three times his then current base salary.

Accounting and Tax Treatment

      Accounting. The proposed Transaction under the Asset Purchase Agreement will be accounted for as a sale of certain assets and the assumption of liabilities. Upon consummation of the proposed Transaction, it appears likely that as of the Closing date, the Company will recognize a financial reporting loss equal to the excess of assets sold (excluding assets remaining with the Company) over the recorded liabilities assumed by the Buyer. For financial reporting purposes, the transfer of future liabilities and commitments (for leases, employment agreements, etc.) is not valued as part of the consideration received by the Company.

      Tax. This summary does not purport to be a complete analysis of tax considerations. The considerations pertaining to stockholders relate only to stockholders that hold their shares as a capital asset and are either citizens or residents of the United States, entities taxable as corporations organized under the laws of the United States and estates or trusts that are treated as United States persons pursuant to the Internal Revenue Code. The summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax considerations to investors that may be subject to special federal income tax rules.

-Corporate Tax Considerations: The proposed Transaction under the Asset Purchase Agreement will be accounted for as a sale of certain assets and the assumption of liabilities. Upon consummation of the proposed Transaction, it appears likely that the Company will recognize a tax loss equal to the excess of assets sold (excluding assets remaining with the Company) over the recorded liabilities assumed by the Buyer. For tax reporting purposes, the transfer of future liabilities and commitments (for leases, employment agreements, etc.) is not valued as part of the consideration received by the Company.

-Stockholder Tax Consideration: The sale as such does not have federal income tax consequences for stockholders except for Mr. Israel.

Representations, Warranties and Covenants

      In the Asset Purchase Agreement, both parties give the customary representations and warranties, including that each of them is duly organized and qualified to do business, and that each of them has the corporate power and authority to perform its obligations under the Asset Purchase Agreement.

      The Buyer also agrees to provide, without charge, the services of the current Chief Financial Officer for the earlier of (i) a one-year period from the Closing Date as long as the current Chief Financial Officer of the Company remains an employee of the Buyer and (ii) the closing of a transaction wherein the Company acquires a new business. In the event the current Chief Financial Officer of the Company is no longer an employee of the Buyer, then the Buyer will substitute the current Accounting Supervisor of the Company. The Buyer shall also provide the necessary and reasonable support to carry out the reporting obligations of the Company during such period without any charge.

      The Asset Purchase Agreement provides that the Company and the Buyer will cooperate with each other with respect to tax information in order to prepare tax returns or in connection with any tax audit or proceeding. The Buyer and the Company shall each be equally responsible for any sales, use, excise, transfer or other similar tax imposed (if any) with respect to the Transaction and will coordinate the payment of taxes and other amounts with the other party.

      The parties shall cooperate with each other following the Closing and shall make all adjustments necessary to insure that each party receives the benefits they are entitled to under the Asset Purchase Agreement.

      The Company shall hold a meeting of stockholders to approve the Transaction in a timely manner.

Closing

      Pursuant to the Asset Purchase Agreement, the obligations of the parties to consummate the Transaction are subject to the satisfaction of the closing conditions described in the following paragraph. At the time of the mailing of this Proxy Statement, neither party anticipates that any of the closing conditions will not be met.

      In addition to the Company having received the approval of its stockholders for the Transaction and as the Company has already received a fairness opinion, the closing is subject to the representations and warranties made by either party still being true and correct in all material respects as of the closing. Additionally, the parties have to execute and deliver to each other certain closing documents, including instruments of transfer as may be necessary to convey the ADR business to the Buyer and to transfer the liabilities from the Company to the Buyer.

      The consummation of the Transaction is to take place on a date to be mutually agreed upon by the second business day following the approval of the Transaction by the requisite number of stockholders and as soon as all conditions to the closing are met by the Company (as the "Seller") and the Buyer. Assuming stockholder approval is granted at the Annual Meeting on January 13, 2005, the closing is expected to occur on or about January 31, 2005. In no event is the closing to be later than March 31, 2005.

Termination

      The Asset Purchase Agreement may be terminated as follows: (i) by the mutual written consent of parties; (ii) if the closing does not take place on or before March 31, 2005 and such failure to effectuate the closing is not caused by the terminating party; (iii) by the buyer, if there has been a breach by the Company and such breach cannot be cured in 30 days; (iv) by the Company, if there has been a breach by the Buyer and such breach cannot be cured in 30 days;
(v) by the Company, if the requisite number of votes of stockholders approving the Transaction is not received; or (vi) by the Company, if it receives an offer for the ADR business that the Board of Directors believes, in the exercise of their fiduciary duty, to be better for the stockholders than the Buyer's offer and the Board accepts such offer. If the Company accepts another offer and terminates the Asset Purchase Agreement, it shall pay the Buyer $25,000 within five business days of closing the other offer to cover the Buyer's reasonable out-of-pocket costs.

FAIRNESS OPINION OF CAPITLINK, L.C.

      The Board of Directors of the Company engaged Capitalink to render an opinion as to whether, on the date of such opinion, the purchase consideration is fair, from a financial point of view, to the Company's unaffiliated stockholders.

      On September 23, 2004, Capitalink made a presentation to the Company's Board of Directors setting forth its financial analyses. On October 15, 2004, Capitalink made an additional presentation to the Company's board of directors setting forth its financial analyses regarding the Transaction and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Purchase Consideration is fair, from a financial point of view, to the Company's unaffiliated stockholders. Subsequently, Capitalink delivered its written opinion.

      The full text of the written opinion of Capitalink, dated as of October 15, 2004, is attached as Exhibit B and is incorporated by reference into this Proxy Statement. The Company and Capitalink urge you to read the

Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

      No limitations were imposed by the Company on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. The Capitalink opinion was for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction and was not intended to be and does not constitute a recommendation to any stockholder of the Company as to how that stockholder should vote with respect to the Transaction. Capitalink was not requested to opine as to, and its opinion does not address, the Company's underlying business decision to proceed with or effect the Transaction. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company. Capitalink was not engaged to seek alternatives to the Transaction that might exist for the Company.

      In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions as well as their experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed the Asset Purchase Agreement; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-KSB for the year ended June 30, 2004 and the Definitive Proxy Statement on Schedule 14A, dated October 27, 2003;
(iii) reviewed and analyzed the Transaction's pro forma financial impact on the Company's balance sheet; (iv) reviewed the Company's current ownership structure; (v) reviewed and analyzed the Company's historical financial results and present financial condition; (vi) reviewed certain publicly available information concerning the trading of, and the market for, the common stock of the Company and a general market index; (vii) reviewed and analyzed the Company's net adjusted net book value utilizing a range of potential liquidation premises; (viii) reviewed and analyzed the Company's range of projected fiscal year 2005 financial performances under various scenarios; (ix) reviewed and analyzed certain private company adjustments to the Company's historical financial performance; (x) reviewed and discussed with representatives of the Management of the Company certain financial and operating information furnished by them, including financial analyses with respect to the business and operations of the Company; (xi) inquired about and discussed the Transaction and other matters related thereto with Company Management and its Board of Directors; and (xii) performed such other analyses and examinations as were deemed appropriate.

      In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by Capitalink without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Company Management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, Capitalink assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which Capitalink could make its analyses and form an opinion. Capitalink did not make a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the Company's assets and liabilities (contingent or otherwise). Capitalink did not attempt to confirm if the Company had good title to its assets. Capitalink assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Company Management, Capitalink assumed that the Transaction would not have any effective negative tax impact on the Company. Capitalink assumed that the Transaction would be consummated substantially in accordance with the terms set forth in the Asset Purchase Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or its unaffiliated stockholders.

      Capitalink's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 15, 2004. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

      The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty.

      Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the Transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to whether, on the date of such opinion, the Purchase Consideration (as defined in Exhibit B) is fair from a financial point of view to the Company's unaffiliated stockholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

      Further, the summary of Capitalink's analyses described below is not a complete description of the analyses underlying Capitalink's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered.

      Pro Forma Transaction Review. Capitalink reviewed the pro forma impact of the Transaction to the Company's balance sheet as at June 30, 2004.

      Capitalink noted that in July 2004, the Company's Board of Directors determined to explore strategic alternatives for the Company in an effort to protect stockholder value. During July and August 2004, the Board of Directors reviewed potential alternatives, including merger candidates, as well as the sale or privatization of the existing business. However, other than Mr. Israel, no party put forth any offer to merge with or acquire the Company's assets.

      Ownership Review. Capitalink reviewed the current securities ownership of the Company, estimated as of October 15, 2004. Capitalink noted that Mr. Israel, along with his wife, owns approximately 28.5% of the voting shares outstanding (or 37.6% on a fully diluted basis). The Company's other directors, officers and employees control approximately 15.9% of the voting shares outstanding (or 29.3% on a fully diluted basis).

      Financial Performance Analysis. Capitalink undertook analyses of the historical financial data of the Company in order to understand and interpret its operating and financial performance and strength.

      Capitalink reviewed the Company's historical financial data for the five fiscal years ended June 30, 2004. The Company's revenue and earnings have been adjusted to remove any unusual or extraordinary sources of revenue and expenses. The adjustments provide a more accurate portrayal of the Company's underlying earnings and cash flows. Capitalink noted the following:

      o revenue decreased from approximately $4.0 million in fiscal 2000 to approximately $3.8 million in fiscal 2004. Throughout this period, the Company's revenue has been volatile. This reflects the turmoil within the insurance industry, which represents a major portion of the Company's clientele. For instance, in fiscal 2003, revenue rose to approximately $4.1 million, before falling again.

      o During the past four fiscal years, gross margin has varied from 74.6% in Fiscal 2000 to 77.1% in fiscal 2004.

      o The Company's EBITDA has been negative throughout the reviewed period, ranging from approximately $(1.9) million to approximately $(0.4) million. EBITDA for fiscal 2004 was approximately $(0.6) million.

      o In addition, net loss during the reviewed period ranged from approximately $(2.1) million to approximately $(0.6) million.

      o The Company's auditors report for fiscal 2004 contained qualifying language regarding the uncertainty of the Company's ability to continue as a going concern.

      o Without additional significant changes in operations, the Company expects to continue to incur net losses in the foreseeable future.

      o The Company's stockholders' equity has significantly decreased from approximately $6.3 million as of June 30, 2000 to approximately $1.0 million as of June 30, 2004.

      o The Company's working capital has also significantly decreased from approximately $5.9 million as of June 30, 2000 to approximately $0.9 million as of June 30, 2004.

      o The Company has significant contingent and contractual obligations with respect to lease obligations and employment contracts, including severance and change in control provisions under Mr. Israel's contract.

      Market Performance Analysis. Capitalink utilized a historical stock price analysis to review and compare the Company's stock performance to a general market index. In addition, Capitalink reviewed the liquidity of the Company's common stock in the public trading markets.

      Capitalink reviewed the daily closing market price and trading volume of the Company's common stock for the twelve-month period ended October 14, 2004. Capitalink also compared the daily closing market price performance of the Company's common stock for the period to the Russell 3000 Index. Capitalink calculated total trading volumes at various closing price ranges of the Company's common stock. In addition, the number of trading days, and the respective percentages, at certain trading volumes, was set forth. Capitalink noted that:

      o The Company's stock has experienced limited liquidity as the average and median daily number of shares traded was 20,563 and 1,440, respectively. There were 104 trading days (representing 40.9% of available trading days) within the period where the Company's stock did not trade.

      o The Company's average share price was $0.17 and ranged from a high of $0.37 to a low of $0.05 over the period. The Company's common stock closed at $0.08 on October 14, 2004.

      o During the period ended October 14, 2004, the Company's common stock fell 72.6%, while the Russell 3000 Index rose 5.2%.

      Adjusted Net Book Analysis. Capitalink performed an adjusted book value analysis, based upon liquidation premises, to determine the value of the Company assuming all of its assets and liabilities were valued at market value. Under historical cost accounting most assets and liabilities in the Company's financial statements generally do not reflect market value, but rather historical acquisition costs, with the exception of marketable securities. In addition, this methodology attempts to quantify and value contingent liabilities, which may not be recorded in the financial statements.

      For the purposes of this analysis, the June 30, 2004 balance sheet and the Management prepared preliminary August 31, 2004 balance sheet were utilized. For each balance sheet period, three liquidation scenarios were prepared assuming differing time frames and success of liquidation and therefore, values achieved. Based upon discussions with Company Management, certain contingent liabilities were calculated as follows:

      o     Present value of current property lease obligations.

      o     Estimated range of values for additional property lease obligations.

      o     Present value of current advertising commitment.

      o     Severance payments under employment contracts.

      o     Present value of other operating leases.

      Utilizing the June 30, 2004 balance sheet, the net adjusted book value analysis generated an indicated value of $(0.4) million, $(0.6) million and $(0.8) million under a best case, assumed case and worst case scenario, respectively. Utilizing the August 31, 2004 balance sheet, the net adjusted book value analysis generated an indicated value of $(0.6) million, $(0.8) million and $(1.0) million under a best case, assumed case and worst case scenario, respectively.

      Capitalink noted that without taking into account Mr. Israel's contractual obligations, the adjusted net book value for the Company, as of August 31, 2004, would range from approximately zero to approximately $0.58 million.

      Pro Forma 2005 Alternatives Review. Capitalink noted that the Company's board of directors had reviewed two alternate budget plans for fiscal year 2005.

      The first alternative budget scenario assumed that the Company continued as a public company, but substantial operating changes were made, including the termination of Mr. Israel and that the maintenance of 2004 revenue levels might not be feasible without Mr. Israel. The plan assumes that other existing Company personnel (at reduced personnel levels) would be able to maintain revenue and operations at nearly fiscal 2004 levels. However, Capitalink noted that this budget scenario did not have any provision for severance obligations to Mr. Israel.

      The second reviewed alternative budget scenario also assumed the Company continues as a public company with substantial operating changes made, but Mr. Israel remains CEO. Under this scenario, the obligation due Mr. Israel would only occur if a change of control also took place.

      Under scenario one, the Company expected to generate EBITDA of approximately $213,000. Again it was noted that this amount did not include any severance payments to Mr. Israel. Capitalink noted that assuming that this EBITDA level could be achieved and a purchaser could be located, the assets would have to be sold at a minimum of 5 times EBITDA in order to satisfy Mr. Israel's change of control obligation. Capitalink also noted that attempts by the Board of Directors to sell the Company resulted in no offers from any third parties at any price. In addition, the Company or the prospective purchaser would still have significant additional liabilities, both real and contingent to address.

      Based upon scenario two, the Company would not generate a positive EBITDA, although, losses would be reduced. Under this scenario it would be highly unlikely that a third party purchaser would have any additional incentive or desire to enter into an alternative transaction.

      Private Company Review. Capitalink, in conjunction with Management, reviewed and analyzed the Company's historical financials for fiscal years 2002, 2003 and 2004 in order to estimate private company adjustments to determine a range of pro forma private company cash flows and other data. Capitalink noted the following:

      The fiscal years reviewed indicated average and median public company expenses of $264,000 and $235,000, respectively. Such expenses would not be incurred if the Company were private.

      In addition, it was determined that expenses for top management salaries would be approximately $250,000 annually as compared to $493,000, $600,000 and $536,000 for fiscal years 2002, 2003 and 2004, respectively.

      Capitalink noted that even as a private company, based upon the pro forma private company adjustments, the Company would have generated negative EBIT, negative EBITDA and net losses for both fiscal 2002 and 2004. In fiscal 2003 on a pro forma basis, as a private company, EBIT, EBITDA and net income would have all been positive.

      Capitalink performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink with the Company's Board of Directors, it does not purport to be a complete description of the presentations by Capitalink or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the actual value of the Company. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the Purchase Consideration, from a financial point of view, to the Company's unaffiliated stockholders, and were provided to the Company's board of directors in connection with the delivery of Capitalink's opinion.

      As part of its financial advisory services, Capitalink received a fee in connection with the preparation and issuance of its opinion. In addition, the Company has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of the opinion. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. Capitalink does not beneficially own any interest in the Company.

NO DISSENTERS' RIGHTS

      Any of our stockholders who do not approve the proposed Transaction, which constitutes the sale of substantially all assets of the Company, under the General Corporate Law of the State of Delaware, are not entitled to appraisal or dissenter's rights with respect to the proposed sale of substantially all assets of the Company under Delaware law or our Certificate of Incorporation.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The unaudited pro forma condensed consolidated financial information of the Company is based on and should be read in conjunction with the historical financial statements and notes thereto appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 and the unaudited consolidated financial statements filed in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. The Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2004 reflects the financial position of the Company after giving effect to the sale of certain of the Company's assets and assumption of liabilities representing principally all the operating assets in accordance with the Asset Purchase Agreement and assumes that such transaction was consummated as of September 30, 2004. The Pro Forma Condensed Consolidated Statements of Operations for the quarter ended September 30, 2004 and the years ended June 30, 2004 and June 30, 2003 present the operating results of the Company assuming the existing operations of the Company have been sold and include estimated ongoing results of the Company thereafter as a company with no operations. The pro forma statements of operations do not include non-recurring items representing the costs of the Transaction and the estimated loss on the Transaction. Such amounts are reflected in the pro forma balance sheet in the stockholders' equity line.

      In the opinion of Management, the accompanying pro forma condensed consolidated financial information includes all material adjustments necessary to reflect, on a pro forma basis, the impact of the Transaction on the historical financial information of the Company. The adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements and are set forth in the "Pro Forma Adjustments" column. The condensed consolidated pro forma statements of operations presented do not include non-recurring items directly related to the Transaction. The table presented in the footnotes summarizes the effect of such items upon the closing of the Transaction. The condensed consolidated pro forma statements of operations for the three months ended September 30, 2004 and for the years ended June 30, 2004 and 2003 do not include the loss on the Transaction.

      The unaudited pro forma condensed consolidated financial information have been presented for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of the Company, or of the financial position or results of operations of the Company that would have actually occurred had the transaction been in effect as of the date or the periods presented.

      The Company has continued to experience operating losses through September 30, 2004. Also, the Company's historical audited financials reflect a decline in net worth each year from approximately $3.4 million as of June 30, 2001 to approximately $2.1 million as of June 30, 2002 to approximately $1.7 million as of June 30, 2003 to approximately $1.0 million as of June 30, 2004 and the unaudited financial statements as of September 30, 2004 reflect a decline of approximately $0.3 million to approximately $0.7 million from June 30, 2004 to September 30, 2004.

                     clickNsettle.com, Inc. and Subsidiaries
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               September 30, 2004
                                   (unaudited)

                                                                                         Pro Forma Adjustments
                                                                                         ---------------------
                                                                         As          Effects of the                         Pro
                                                                      Reported       Transaction (1)     Other (2)       Forma (3)
                                                                    ---------------------------------------------------------------
                       ASSETS

CURRENT ASSETS
  Cash and cash equivalents and certificates of deposit             $ 1,166,818          (869,108)        (99,497)      $   198,213
  Accounts receivable, net                                              275,406          (275,406)                               --
  Prepaid expenses and other current assets, net                         45,350           (23,350)                           22,000
                                                                    ---------------------------------------------------------------

     Total current assets                                             1,487,574        (1,167,864)        (99,497)          220,213

FURNITURE AND EQUIPMENT, net                                                 --                                                  --

OTHER ASSETS                                                             49,726           (49,726)                               --
                                                                    ---------------------------------------------------------------

                                                                    $ 1,537,300       $(1,217,590)      $ (99,497)      $   220,213
                                                                    ===============================================================

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                  $   197,495       $  (178,591)      $ (18,904)      $        --
  Accrued expenses and other liabilities                                286,123          (264,873)        (80,593)
                                                                                                           59,343                --
  Accrued payroll and employee benefits                                  88,523           (88,523)                               --
  Deferred revenues                                                     233,478          (233,478)                               --
                                                                    ---------------------------------------------------------------

     Total current liabilities                                          805,619          (765,465)        (40,154)               --

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock - $.001 par value; 25,000,000 shares authorized;
    8,701,554 shares issued and outstanding                               8,702                                               8,702
  Additional paid-in capital                                         10,104,325                                          10,104,325
  Accumulated deficit                                                (9,297,428)         (452,125)        (59,343)       (9,808,896)
  Less common stock in treasury at cost,  252,498 shares                (83,918)                                            (83,918)
                                                                    ---------------------------------------------------------------

     Total stockholders' equity                                         731,681          (452,125)        (59,343)          220,213
                                                                    ---------------------------------------------------------------

                                                                    $ 1,537,300       $(1,217,590)      $ (99,497)      $   220,213
                                                                    ===============================================================

See accompanying Notes to Pro Forma Condensed Financial Information.

                     clickNsettle.com, Inc. and Subsidiaries
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (unaudited)

(1) The pro forma balance sheet reflects the financial position of the Company after giving effect to the sale of principally all the Company's assets and liabilities and assumes that such transaction was consummated as of September 30, 2004. As such, the Company would recognize a financial reporting loss equal to the excess of assets sold (excluding assets remaining with the Company) over the recorded liabilities assumed by the Buyer and other adjustments as follows:

         Book value of liabilities assumed                                  $   765,465
         Consideration by Buyer in providing future management services          17,000
         Book value of assets sold                                           (1,234,590)
                                                                            -----------
         Book loss on Transaction                                           $  (452,125)
                                                                            ===========

      Such loss is reflected in stockholders' equity in the column "Effects of the Transaction" on the accompanying pro forma balance sheet.

      The cash that is to remain in the Company after the Transaction is to increase to the extent of 60% of the excess of the Remaining Net Capital before Commitments (as defined on page 14) over $380,462 as of the closing date. The Remaining Net Capital Before Commitments is calculated as the fair market value of the assets purchased less the following: (a) recorded liabilities assumed; (b) commitment due to American Lawyer Media for unused advertising in the amount of $75,854 and (c) $170,497 (that is, $200,000 in cash to remain with the Company less payments of $29,503 already made through September 30, 2004 for certain of the Transaction costs. As of September 30, 2004, the Remaining Net Capital Before Commitments would have been $592,484. Therefore, $212,022 represents the amount in excess of $380,462; 60% of which, or $127,213 is additional cash to remain in the Company. Therefore, total remaining cash in the Company would be $297,710 before unpaid Transaction costs and taxes of $99,497 (see 2 below).

(2) The Company estimates that $129,000 will be incurred for expenses related to the Transaction (which will include the costs of legal, accounting, tax advice, the fairness opinion and the printing and mailing of this Proxy Statement) and for taxes as follows:

         Estimated legal, accounting and tax advice     $ 70,000
         Cost of fairness opinion                         42,500
         Estimated cost of printing and mailing            6,000
                                                        --------
           Subtotal                                      118,500
         Estimated taxes on Transaction                   10,500
                                                        --------
         Total net non-recurring expenses               $129,000

      Of such total, $69,657 has already been recorded in the historical September 30, 2004 financial statements. Therefore, an additional $59,343 of accrued expenses are recorded on the accompanying pro forma balance sheet. Such amount is reflected in stockholders' equity in the column "Other" on the accompanying pro forma balance sheet. Also, as of September 30, 2004, $29,503 of the total estimated Transaction costs and taxes have already been paid, leaving an outstanding balance due of $99,497 as of September 30, 2004.

(3) The pro forma balance sheet after the Transaction reflects the payment of the remaining balance of $99,497 of non-recurring expenses and taxes relating to the Transaction. After the Transaction, the pro forma balance sheet contains only cash and a prepaid balance for insurance, management services to be provided by the Buyer and taxes relating to the Transaction.

                     clickNsettle.com, Inc. and Subsidiaries
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  For the three months ended September 30, 2004
                                   (unaudited)

                                                                                    Pro Forma Adjustments
                                                                                    ---------------------
                                                                     As        Effects of the                     Pro
                                                                  Reported     Transaction (1)   Other (2)       Forma
                                                                ---------------------------------------------------------
Net revenues                                                    $   770,394      $  (770,394)                 $        --
                                                                ---------------------------------------------------------

Operating costs and expenses
  Cost of services                                                  166,736         (166,736)                          --
  Sales and marketing expenses                                      253,597         (253,597)                          --
  General and administrative expenses                               508,964         (508,964)      40,000          40,000
  Loss on impairment of furniture and equipment                       1,066           (1,066)                          --
  Reorganization costs                                               69,657          (69,657)                          --
                                                                ---------------------------------------------------------

                                                                  1,000,020       (1,000,020)      40,000          40,000
                                                                ---------------------------------------------------------

           Loss from operations                                    (229,626)         229,626      (40,000)        (40,000)

Other income
   Investment income                                                 48,636          (48,636)                          --
   Other income                                                         513             (513)                          --
                                                                ---------------------------------------------------------

                                                                     49,149          (49,149)          --              --
                                                                ---------------------------------------------------------

            Loss before income taxes                               (180,477)         180,477      (40,000)        (40,000)

Income taxes                                                             --               --           --              --
                                                                ---------------------------------------------------------

              NET LOSS                                          $  (180,477)         180,477      (40,000)    $   (40,000)
                                                                =========================================================

Net loss per common share - basic and diluted                   $     (0.02)            0.02                  $     (0.00)
                                                                =========================================================

Weighted-average shares outstanding - basic and diluted           8,449,056        8,449,056                    8,449,056
                                                                =========================================================

See accompanying Notes to Pro Forma Condensed Financial Information.

                     clickNsettle.com, Inc. and Subsidiaries
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year ended June 30, 2004
                                   (unaudited)

                                                                                      Pro Forma Adjustments
                                                                                      ---------------------
                                                                   As          Effects of the                              Pro
                                                                Reported       Transaction (1)         Other (2)          Forma
                                                              --------------------------------------------------------------------
Net revenues                                                  $ 3,759,372        $(3,759,372)                          $        --
                                                              --------------------------------------------------------------------

Operating costs and expenses
  Cost of services                                                860,325           (860,325)                                   --
  Sales and marketing expenses                                  1,278,207         (1,278,207)                                   --
  General and administrative expenses                           2,314,803         (2,314,803)           160,000            160,000
  Loss on impairment of furniture and equipment                    85,721            (85,721)                                   --
                                                              --------------------------------------------------------------------

                                                                4,539,056         (4,539,056)           160,000            160,000
                                                              --------------------------------------------------------------------

           Loss from operations                                  (779,684)           779,684           (160,000)          (160,000)

Other income
   Investment (loss) income                                        54,298            (54,298)                                   --
   Other income                                                     2,682             (2,682)                                   --
                                                              --------------------------------------------------------------------

                                                                   56,980            (56,980)                --                 --
                                                              --------------------------------------------------------------------

            Loss before income taxes                             (722,704)           722,704           (160,000)          (160,000)

Income taxes                                                           --                 --                 --                 --
                                                              --------------------------------------------------------------------

              NET LOSS                                        $  (722,704)           722,704           (160,000)       $  (160,000)
                                                              ====================================================================

Net loss per common share - basic and diluted                 $     (0.09)              0.09                           $     (0.02)
                                                              ====================================================================

Weighted-average shares outstanding - basic and diluted         8,449,056          8,449,056                             8,449,056
                                                              ====================================================================

See accompanying Notes to Pro Forma Condensed Financial Information.

                     clickNsettle.com, Inc. and Subsidiaries
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year ended June 30, 2003
                                   (unaudited)

                                                                                    Pro Forma Adjustments
                                                                                    ---------------------
                                                                   As          Effects of the                          Pro
                                                                Reported       Transaction (1)     Other (2)          Forma
                                                              ----------------------------------------------------------------
Net revenues                                                  $ 4,078,119        $(4,078,119)                      $        --
                                                              ----------------------------------------------------------------

Operating costs and expenses
  Cost of services                                              1,006,562         (1,006,562)                               --
  Sales and marketing expenses                                  1,137,489         (1,137,489)         160000           160,000
  General and administrative expenses                           2,437,805         (2,437,805)                               --
                                                              ----------------------------------------------------------------

                                                                4,581,856         (4,581,856)        160,000           160,000
                                                              ----------------------------------------------------------------

           Loss from operations                                  (503,737)           503,737        (160,000)         (160,000)

Other income
   Investment income                                               13,448            (13,448)                               --
   Other income                                                    10,778            (10,778)                               --
                                                              ----------------------------------------------------------------

                                                                   24,226            (24,226)             --                --
                                                              ----------------------------------------------------------------

            Loss before income taxes                             (479,511)           479,511        (160,000)         (160,000)

Income taxes                                                           --                 --              --                --
                                                              ----------------------------------------------------------------

              NET LOSS                                        $  (479,511)           479,511        (160,000)      $  (160,000)
                                                              ================================================================

Net loss per common share - basic and diluted                 $     (0.06)              0.06                       $     (0.02)
                                                              ================================================================

Weighted-average shares outstanding - basic and diluted         8,449,056          8,449,056                         8,449,056
                                                              ================================================================

See accompanying Notes to Pro Forma Condensed Financial Information.

                     clickNsettle.com, Inc. and Subsidiaries
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
                                   (unaudited)

(1) The effect of the Transaction would be to sell all the existing operations of the Company.

(2) Estimated ongoing costs for continued reporting obligations of the Company after the Transaction:

      Estimated legal, accounting, tax and printing expenses for SEC filings       $ 72,000
      Estimated cost of insurance                                                    60,000
      Estimated management fee expense                                               17,000
      Estimated directors fees and transfer agent fees                               11,000
                                                                                   --------
        Total recurring operating expenses for full year                           $160,000
                                                                                   --------
        Total recurring operating expenses for three months                        $ 40,000

      Although an operating loss would normally result in the Company booking a tax benefit, at this point in time, the Company cannot predict if, in fact, it will ever be able to actually apply those benefits to future earnings. Due to this uncertainty, the Company has not recorded a tax benefit for projected losses as part of this pro forma.

      PROPOSAL 2: APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 25,000,000 SHARES UP TO 300,000,000 SHARES

      The Board of Directors is seeking stockholder approval to authorize the Board of Directors, in its sole discretion, to amend the Company's Certificate of Incorporation to increase the authorized common stock, par value $0.001 per share, of the Company from 25,000,000 shares up to, and including, 300,000,000 shares (the "Certificate of Amendment"). The full text of the Certificate of Amendment is set forth in Exhibit C to this Proxy Statement. If this proposal is approved by the stockholders, the Board of Directors will have the authority, in its sole discretion and without further action on the part of the stockholders, to increase the authorized shares of common stock at any time prior to the next Annual Meeting of Stockholders. The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action or approval by the stockholders, to decide not to proceed with the increase in the shares of authorized common stock or to increase the number of authorized shares to an amount less than 300,000,000, if it determines, in its sole discretion, that such actions are in the best interests of the Company and its stockholders.

Reason for the Amendment

      We intend to inquire into business acquisition opportunities. Our goal is to increase stockholder value by changing our operations to a business that has the potential to generate greater returns to our stockholders and potential investors than the business we are currently in. To have the necessary flexibility and ability to act quickly in connection with such business acquisition opportunities, our Board decided that we should have the authority to increase the amount of stock authorized for issuance.

Current Capitalization

      As of November 15, 2004, there are 5,000,000 shares of $.001 par value preferred stock authorized, of which none are outstanding. There are 25,000,000 shares of $.001 par value common stock authorized. Of such authorized common shares, there were 8,449,056 shares outstanding. A total of 7,428,000 shares of common stock have been reserved for issuance under our stock option plan. In addition, warrants to purchase an aggregate of 492,500 shares of common stock were outstanding as of November 15, 2004.

Effectiveness

      Assuming the approval of the amendment by the stockholders, the amendment will be effective upon the filing of the amendment with the Secretary of State of the State of Delaware, the Company's state of incorporation. Even if this proposal is approved by stockholders, our Board of Directors has discretion not to carry out the increase in the authorized shares of common stock if it determines that these actions will not be beneficial.

      Currently, we do not plan to file the amendment until the Company has identified a possible business to acquire or a possible merger candidate. Once identified, the amendment could be filed for an amount of 300,000,000 shares or possibly a lesser amount based on the requirements of that particular transaction, if needed at all. Currently, there are no agreements that the Company has entered into or plans to enter into in connection with a future stock issuance. There can be no assurance that the Company will enter into such agreements.

Effects

            The overall effect will be an increase in the authorized shares of common stock. The unissued shares may be issued by our Board of Directors in its discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

            The Board of Directors believes it advisable to authorize and approve the increase in the number of authorized shares for the reasons set forth above. However, this action is not being recommended by the Board as part of an anti-takeover strategy although the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO INCREASE THE AUTHORIZED COMMON STOCK.

RISK FACTORS

      You should carefully consider the risks described below before voting on the proposals contained in this Proxy Statement. The risks and uncertainties described below are the material risks and uncertainties that are evident at the time this Proxy Statement is mailed. However, we may face additional unforeseen risks following the sale of our ADR business. If any of the following risks occur, the financial condition of the Company could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

TRANSACTION EXPENSES MAY BE SUBSTANTIAL AND COULD SIGNIFICANTLY EXCEED OUR EXPECTATIONS.

      We will incur transaction costs in connection with the sale of the ADR business. Although we believe the cash that is to remain in the Company will be sufficient, unanticipated additional expenses related to the sale, and as yet unidentified expenses in connection with the intended acquisition of an as yet unidentified operating business, could cause these amounts to increase significantly. We expect expenses related to the sale to include, but not be limited to, fees and expenses for legal and accounting services, tax advice, the cost of the fairness opinion and the printing and mailing of proxy statements. This does not include any costs that we may incur in connection with the acquisition of a new business or a possible business combination/merger. However, it is impossible to determine in advance the actual amount of the costs for the sale and subsequent acquisition of a new business.

WHILE ATTEMPTING TO IDENTFY A SUITABLE CANDIDATE, WE WILL INCUR FURTHER EXPENSES THAT CURRENTLY CANNOT BE SPECIFIED.

      Our Board of Directors decided to dispose of our ADR business because our current business has operating losses for the last eight fiscal years and through September 30, 2004, has used significant cash in operations and our independent auditors included a going concern paragraph in their report on the June 30, 2004 consolidated financial statements which states that there is substantial doubt about the Company's ability to continue as a going concern during the twelve months ending June 30, 2005. Additionally, the compliance requirements stemming from the Sarbanes-Oxley Act of 2002 will result in higher legal and accounting fees as well as place an additional strain on our limited personnel resources. Our Board assumes that we will be able to identify as merger candidates privately held companies with attractive business prospects that have the potential to increase stockholder value to a greater extent than our current business. At this time, the Board has not identified a definitive candidate. Following the sale of the ADR business, the Company will no longer have any full-time employees. However, the Board of Directors will continue to serve and, along with the present Chief Executive Officer, is charged with identifying a target company to acquire. Additionally, the Asset Purchase Agreement provides that the services of the Buyer's Chief Financial Officer or equivalent will be provided by the Buyer without charge for a one-year time period following the closing of the sale. Without full-time employees, it may take a significant amount of time to identify a suitable candidate for a business combination with us. During such time, we will have further expenses such as general legal and accounting/auditing fees all of which cannot be specified at this time but will deplete our financial resources and thereby make it more difficult for the Company to identify a suitable candidate for a business combination.

WE MAY NOT BE ABLE TO ACQUIRE A COMPANY WITH ONGOING BUSINESS OPERATIONS.

      Our Board believes that privately held companies will be interested in a merger with an OTC Bulletin Board reporting company that, after the sale of our ADR business, would allow the private company to "go public," i.e., have publicly traded securities without an initial public offering. However, many private companies seeking to "go public" may prefer an initial public offering to a merger with a public shell (a public traded company with no operating business). Moreover, the SEC typically evaluates the merger of a public shell with a private company. This can be a time-consuming and cost-intensive review process for the parties involved in the merger that could discourage privately held companies from any transaction with a public shell. If, subsequent to the proposed sale of our ADR business, we are not able to merge with an operating company, whether a privately held company or a company subject to the reporting obligations of the Securities Exchange Act from 1934, our financial reserves will most likely not be sufficient for us to start any kind of operating business on our own. Therefore, there can be no guarantee that we will ever operate any business again after the proposed sale of our ADR business.

WE DO NOT KNOW WHICH BUSINESS WE WILL OPERATE IN THE FUTURE, IF ANY.

      As described above, we do not know which business, if any, we will be operating in the future, subsequent to a sale of our ADR business. Even if we are able to commence new business operations, there can be no guarantee that we will be successful.

DUE TO THE INCREASE IN AUTHORIZED CAPITAL, THE PER-SHARE VALUE OF EACH SHARE OF COMMON STOCK MAY DECREASE.

      In connection with the sale of our ADR business, the Board of Directors is asking the stockholders to approve an amendment to our Certificate of Incorporation, thereby providing for an increase in our authorized capital from 25 million shares up to a total of 300 million shares. Currently, there are 8,449,056 common shares outstanding. Even if we are able to successfully consummate a business combination with a privately held company, to the extent that the market capitalization of the Company does not rise to a level which exceeds or offsets the additional number of outstanding shares, this potential increase in authorized capital and the potential for the issuance of additional stock by the Board of Directors may significantly decrease the per-share value of each share of common stock currently outstanding.

WE EXPECT THE MARKET PRICE FOR OUR STOCK TO DECREASE IF OUR STOCKHOLDERS DO NOT APPROVE THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AND THE PROPOSED SALE OF OUR ADR BUSINESS, BUT WE CANNOT PREDICT THE EFFECT OF THE APPROVAL OF OUR PROPOSALS.

      If our stockholders do not approve the amendment of our Certificate of Incorporation and the proposed sale of our ADR business in light of continuing operating losses and the significant use of cash from such operations, we anticipate that the price offered for our stock in the public market will decrease. Alternatively, even though the Board of Directors believes that a successful business combination with a privately held company will increase the interest in our stock, we cannot predict if this will be the case. The interest in our stock may remain low even after the successful completion of the sale of our ADR business as proposed in this Proxy Statement and the subsequent consummation of a business combination.

WE CANNOT ASSURE YOU THAT THERE WILL BE A SUFFICIENT NUMBER OF SECURITIES FIRMS MAKING AN ACTIVE TRADING MARKET IN OUR STOCK.

      Our common stock was delisted from The Nasdaq SmallCap Market on March 5, 2003 and commenced trading on the OTC Bulletin Board under the symbol "CLIK" thereafter. Our common stock has also been listed on the Boston Stock Exchange under the symbol "NAM" since we became a publicly traded Company in November 1996. There is no assurance that our stock will continue to be listed on the Boston Stock Exchange or that there will continue to be a sufficient number of securities firms prepared to make an active trading market in our stock, and the public perception of the value of our common stock could be materially adversely affected. The market price of the Company's common stock could decline as a result of sales of shares by the Company's existing stockholders if the Company was to be delisted from the Boston Stock Exchange due to a failure to maintain its listing standards.

"GOING CONCERN" QUALIFICATION IN AUDIT OPINION.

      The Company received a report from its independent registered public accounting firm for the year ended June 30, 2004, containing an explanatory paragraph stating that the Company's recurring losses from continuing operations and the Company's intention to sell its sole operating business raise substantial doubt about the Company's ability to continue as a going concern during the twelve months ending June 30, 2005.

LIQUIDITY RISK: THERE MAY NOT BE ADEQUATE RESOUCES TO FUND THE OPERATIONS OF THE COMPANY.

      There is no assurance that the future expenses of the Company (including the expenses of maintaining the Company as a "public" reporting Company under SEC regulations) will not be greater than anticipated, and that, as a result, a liquidity problem may arise.

THE COMPANY'S CUMULATIVE NET OPERATING LOSSES ("NOL'S") MAY BECOME SIGNIFICANTLY LIMITED.

      The Company had NOL's of approximately $7,769,000 at September 30, 2004, which were available to offset taxable earnings in the future. In the event of a "change in ownership" within the meaning of Section 382 of the Internal Revenue Code, the ability of the Company to use these NOL's to offset future taxable earnings becomes significantly limited.

                 PROPOSAL 3: ELECTION OF THE BOARD OF DIRECTORS

      The Board of Directors has nominated seven (7) persons to be elected as Directors at the Annual Meeting and to hold office until the next annual meeting or until their successors have been duly elected and qualified. It is intended that each proxy received by us will be voted FOR the election, as directors of the Company, of the nominees listed below, unless authority is withheld by the stockholder executing such proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE DIRECTOR NOMINEES.

Director Nominees

      The following table sets forth certain information with respect to the nominees for directors:

                                        Company Positions                    Director of the
Name                                    and Offices Held                     Company Since
------------------------      ------------------------------------------     ---------------
Roy Israel                    Chief Executive Officer, President and          February 1994
                              Chairman of the Board of Directors

Kenneth G. Geraghty           Director, Audit Committee member                December 2002

Randy Gerstenblatt            Director                                        December 2001

Corey J. Gottlieb             Director, Audit Committee member                December 2001

Anthony J. Mercorella         Director, Compensation Committee member         February 1997

Robert M. Silverson, Jr.      Director, Audit Committee and Compensation      December 2001
                              Committee member

Willem F. Specht              Vice President, Director of Information         December 2001
                              Technology and Director

            ROY ISRAEL, age 45, has been our Chairman of the Board of Directors, Chief Executive Officer, and President since February 1994. Immediately prior to holding such positions, Mr. Israel was President, Director, and founder of National Arbitration & Mediation, Inc. ("NA&M"), a wholly-owned subsidiary of the Company until merged with the Company in June 1999.

            KENNETH G. GERAGHTY, age 54, has been the Executive Vice President and Chief Financial Officer of Insurance Services Office, Inc. since February 2000. From March 1999 through January 2000, Mr. Geraghty was the Executive Vice President and Chief Administrative Officer of Dycom Industries, Inc., a company which provides engineering, construction and maintenance services to telecommunications providers. Prior to holding this position, Mr. Geraghty was the Senior Vice President, Strategic Finance of Massachusetts Mutual Life Insurance Company from December 1997 through March 1999. From October 1995 through May 1997, Mr. Geraghty was the Vice President, Change Management for American Express Company. Mr. Geraghty holds BS and MS degrees in Chemical Engineering and a MBA degree in Finance.

            RANDY GERSTENBLATT, age 45, is currently the Senior Vice President, Customer Marketing, ESPN/ABC Sports Customer Marketing and Sales. Prior to holding this position, Mr. Gerstenblatt was Vice President of ESPN Customer Marketing and Sales from January 2000 through October 2000. From November 1997 through January 2000, Mr. Gerstenblatt was the Director of Integrated Sales and Marketing at ESPN. From 1991 through November 1997, he was the Director of Group Station Sales at ABC National Television Sales.

            COREY J. GOTTLIEB, age 41, is the President/CEO of Targeted Media Partners LLC, a sales, marketing and consulting company for established and start-up ventures in the commercial advertising sector. From January 1998 through August 2001, Mr. Gottlieb was the Senior Vice President & National Sales Manager for Transportation Displays Incorporated (TDI). Prior to holding this position, Mr. Gottlieb was Senior Vice President & National Sales Manager for Paramount Pictures Domestic Television Group for seven years and the first Senior Vice President of Sales for the UPN television network. Mr. Gottlieb holds a BS degree in Finance and a minor in Computer Science.

            ANTHONY J. MERCORELLA, Esq., age 77, is a senior partner of the law firm of Wilson, Elser, Moskowitz, Edelman & Dicker and has been a partner with such firm since 1984, which he joined upon his retirement as a Justice of the Supreme Court of the State of New York. Judge Mercorella currently serves as an independent hearing officer for us.

            ROBERT M. SILVERSON, JR., Esq., age 62, is a principal in the law firm of Silverson, Pareres & Lombardi LLP and has been a principal with such firm since founding it in 1992. Judge Silverson previously served as a Judge of the Civil Court of the City of New York. Judge Silverson currently serves as an independent hearing officer for us.

            WILLEM F. SPECHT, age 44, has been our Director of Information Technology since May 1998 and previously held the position of Systems Analyst with us since April 1995.

Committees of the Board of Directors and Meeting Attendees

            The Board of Directors held seven (7) meetings during fiscal year 2004.

            The Compensation Committee is authorized to review and make recommendations to our Board of Directors on all matters regarding the remuneration of our executive officers, including the administration of our compensation plans, other than our Stock Option Plan. The current members of this committee are Judge Mercorella and Judge Silverson. The Compensation Committee held two (2) meetings during fiscal year 2004.

            The Audit Committee is responsible for making recommendations to our Board of Directors as to the selection of our independent auditor, maintaining communication between our Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor, and determining the nature and extent of issues, if any, presented by such audit warranting consideration by our Board. The current members of this committee are Corey Gottlieb, Judge Silverson and Kenneth Geraghty. The Audit Committee held four
(4) meetings during fiscal year 2004.

Executive Officers

            In addition to Mr. Israel and Mr. Specht, we have one other executive officer:

            PATRICIA GIULIANI-RHEAUME, age 46, has been our Vice President, Chief Financial Officer, and Treasurer since February 1997. Immediately prior to holding such positions, Ms. Giuliani-Rheaume was the Vice President and Corporate Controller of The Robert Plan Corporation, an insurance services company, since April 1991. Prior thereto, Ms. Giuliani-Rheaume was an audit senior manager with KPMG Peat Marwick LLP. Ms. Giuliani-Rheaume is a certified public accountant and a member of the AICPA and the New York State Society of CPAs.

                          REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

      In May 2000, a written charter of the Audit Committee of the Board of Directors was approved by the full Board. In September 2002, the Board approved certain amendments to the charter.

      As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

      a. the Committee is charged with monitoring the preparation of quarterly and annual financial reports by our Management, including discussions with our Management and the outside auditors about draft annual financial statements and key accounting and reporting matters;

      b. the Committee is responsible for matters concerning the relationship between us and the outside auditors, including their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to us; and determining whether the outside auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and

      c. the Committee oversees Management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

      The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met four times during fiscal year 2004. During fiscal year 2005, the Committee will continue to meet quarterly with the outside auditors to review the quarterly results. The Committee will meet with the outside auditors to review and approve the planning of the annual audit and will also meet at the conclusion of the annual audit to review the results thereof.

      In overseeing the preparation of our financial statements, the Committee met with both Management and the outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both Management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      With respect to our independent registered public accounting firm, Grant Thornton LLP, the Committee, among other things, discussed matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 for filing with the Securities and Exchange Commission.

                     The Audit Committee

                     Corey J. Gottlieb, Chairman
                     Kenneth G.Geraghty
                     Honorable Robert M. Silverson, Jr.

September 2004

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

      It is the duty of the Compensation Committee to develop, administer and review our compensation plans, programs, and policies; to monitor the performance and compensation of executive officers; and to make appropriate recommendations and reports to the Board of Directors relating to executive compensation.

      Our compensation program is intended to motivate, retain and attract Management, thus linking incentives to financial performance and creating enhanced stockholder value. The program's fundamental philosophy is to tie the amount of compensation "at risk" for an executive to his or her contribution to our success in achieving superior performance objectives.

      The compensation program consists of two components: (1) a base salary as set forth in each executive's employment agreement, and (2) the potential for an annual cash and/or stock option bonus equal to a percentage of the executive's base salary, depending upon the satisfaction of certain general performance criteria established by the Compensation Committee for each position and evaluated at the end of each fiscal year. The criteria may relate to overall Company performance, the individual executive's performance, or a combination of the two, depending upon the particular position at issue. The second component constitutes the "at risk" portion of the compensation program.

                                    The Compensation Committee

                                    Honorable Anthony J. Mercorella, Chairman
                                    Honorable Robert M. Silverson, Jr.

September 2004

    PROPOSAL 4: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            It is proposed that the stockholders ratify the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for fiscal year 2005. Grant Thornton has served as our independent registered public accounting firm since March 4, 1997.

            Representatives of Grant Thornton, who audited our fiscal year 2004 financial statements, are expected to be present at the Annual Meeting with the opportunity to make a statement, if they so desire, and they are expected to be available to respond to appropriate questions. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board deems it desirable to submit the matter to the stockholders for ratification. If the majority of stockholders voting at the Annual Meeting should not approve the selection of Grant Thornton, the selection of the independent registered public accounting firm will be reconsidered by the Board of Directors.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                  OTHER MATTERS ARISING AT THE ANNUAL MEETING

            The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

                          INTERESTED PARTY TRANSACTIONS

            Since our inception, there have not been any material transactions between us and any of our officers and directors, except as set forth herein. Judge Mercorella and Judge Silverson currently serve as independent hearing officers for us through their respective law firms. Carla Israel, our Sales Supervisor and Secretary of the Company, is the wife of Roy Israel, our president and chief executive officer. Her compensation for the year ended June 30, 2004 was $60,554. She also received a car allowance (including insurance) of $9,176 for the year ended June 30, 2004.

            On March 12, 2004, we extended our March 1998 purchase plan (the "Purchase Plan"), pursuant to which the number of shares of our common stock eligible for purchase under the Purchase Plan remained at an aggregate of 1,600,002 shares. The Purchase Plan shall expire on the earlier of all of the shares being purchased or March 12, 2005, provided, however, that the Purchase Plan may be discontinued at any time by us. As of October 1, 2004, we have purchased 252,498 shares under the Purchase Plan for an aggregate cost of $83,918.

                              STOCKHOLDER PROPOSALS

            A stockholder who wishes to present a proposal for action at our 2005 Annual Meeting of Stockholders must submit such proposal to us, and such proposal must be received by us, no earlier than July 20, 2005 and no later than September 20, 2005.

                         COST OF SOLICITATION OF PROXIES

            The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of our Board of Directors. The cost of such solicitation will be paid by us. Such cost includes the preparation, printing, and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report, and form of proxy. The solicitation will be conducted principally by mail, although our directors, officers, and employees (at no additional compensation) may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such fiduciaries, and we may reimburse such persons for their reasonable expenses in so doing.

                      SECTION 16(a) REPORTING DELINQUENCIES

            Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that, during fiscal year 2004 all filing requirements applicable to our executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

                          ANNUAL REPORT ON FORM 10-KSB

            We are providing the Form 10-KSB as part of our Annual Report to each person whose proxy is solicited. We do not undertake to furnish without charge copies of all exhibits to our Form 10-KSB, but will furnish any exhibit upon the payment of Twenty Cents ($0.20) per page or a minimum charge of Five Dollars ($5.00). Such written requests should be directed to Patricia Giuliani-Rheaume, Chief Financial Officer, clickNsettle.com, Inc., 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021. Each such request must set forth a good faith representation that, as of December 7, 2004, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. We incorporate herein the Annual Report by reference.

                            ANSWERING YOUR QUESTIONS

            If you have any additional questions concerning the proposed Transaction under the Asset Purchase Agreement or other matters to be acted on at the Annual Meeting, you should contact: Roy Israel, Chief Executive Officer or Patricia Giuliani-Rheaume, Chief Financial Officer, at 516-829-4343. If you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact Jackie

Streffacio, Administrative Assistant to the Chief Executive Officer, at 516-829-4343 ext 167. Our public filings can also be accessed at the SEC's web site at www.sec.gov.

                                   By Order of the Board of Directors,


                                   Roy Israel
                                   Chairman of the Board

Great Neck, New York
December 7, 2004

                                                                       Exhibit A

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 18, 2004, by and between CLICKNSETTLE.COM, INC., a Delaware corporation (the "Seller"), and National Arbitration and Mediation, Inc., a New York corporation (the "Buyer").

      Capitalized terms used but not otherwise defined herein shall have the respective meanings in the Appendix of Definitions.

                                R E C I T A L S:

      WHEREAS, Seller owns an arbitration and mediation services business (the "Business"); and

      WHEREAS, Buyer desires to acquire the Business in exchange for the consideration set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. PURCHASE AND SALE OF ASSETS/ASSUMPTION OF LIABILITIES.

      1.1. Purchased Assets. On the terms and subject to the conditions contained herein, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing, all of Seller's rights, title and interest in and to all of the assets of the Seller (the "Purchased Assets"), except for (i) $200,000 of cash less (a) transaction costs including, without limitation, legal, accounting, tax advice, fairness opinion and printing and mailing of the proxy statement, and (b) the transactional and due diligence costs related to any potential acquisition by the Seller, and (ii) 60 percent of the excess amount of the Remaining Net Capital before Commitments over $380,462 on the Closing Date, if any.

      1.2. Assumed Liabilities. On the terms and subject to the conditions contained herein, on the Closing Date, Buyer shall assume and agree to perform and discharge, when and as due, all liabilities and obligations of the Seller, as the same may exist at or accrue following the Closing Date as they relate to the Business, including, without limitations, all employment agreements, the EEOC claims and leases.

      1.3. Israel Waiver. In the event the Closing occurs, Mr. Israel hereby acknowledges that he shall not trigger his change-in-control provision under his employment agreement as a result of the Buyer acquiring the Business.

      1.4. Liabilities Not Assumed. Buyer shall not assume or be liable for Taxes, if any, for which Seller is responsible for as a result of this transaction nor shall Buyer assume or be liable for liabilities not relating to the Business and any shareholder actions (the "Excluded Liabilities").

2. CLOSING.

      2.1. Time; Place. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022 at 10:00 a.m., Eastern Time, on a date to be mutually agreed upon by the second business day following the approval of the Sale by the requisite number of shareholders of the Seller, or as soon thereafter as the conditions in Section 6 are satisfied or waived by the applicable party, or at such other time, date or place as may be mutually agreed upon by Buyer and Seller and in no event later than March 31, 2005 (the "Closing Date"). At the Closing, (i) Seller shall sell, assign, transfer, convey and deliver to Buyer (or its designee) the Purchased Assets; (ii) Buyer shall assume the Assumed Liabilities; (iii) Seller will deliver to Buyer the various agreements, certificates and documents, referred to in Section 6.2.6; and (iv) Buyer will deliver to Seller the various agreements, certificates and documents referred to in Section 6.1.5.

      2.2. Effective Time. Title to the Purchased Assets shall be deemed to have been transferred to Buyer at 11:59 p.m. (Eastern Time) on the Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

      Seller represents and warrants to Buyer that the statements contained in this Section 3 are true and correct on the date hereof and at Closing, except
(i) as in the disclosure schedule provided by Seller to Buyer on the date hereof and attached hereto (the "Disclosure Schedule"), if any, (ii) to the extent of changes or developments expressly contemplated by the terms of this Agreement, and (iii) except for representations and warranties that speak as of a specific date or time (which need only to be true and correct as of such date or time).

      3.1. Organization, Power and Qualification. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on the Business as now conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the operation or ownership of the Purchased Assets requires such qualification, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect.

      3.2. Authorization; Enforceability. Seller has all necessary power and authority to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly approved and authorized by all necessary corporate actions on behalf of Seller or will be at the time of Closing. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Seller will, upon execution by Buyer, constitute the valid and binding agreements of Seller, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting the enforcement of creditors' rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

      As an inducement for Seller to enter into this Agreement, Buyer represents and warrants to Seller that the statements contained in this Section 6 are true and correct on the date hereof and at Closing, except (i) to the extent of changes or developments expressly contemplated by the terms of this Agreement and (ii) except for representations and warranties that speak as of a specific date or time (which need only to be true and correct as of such date or time).

      4.1. Organization. Buyer is a corporation, duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

      4.2. Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by Buyer pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other agreements and documents to be executed and delivered by Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by all necessary action on Buyer's part and this Agreement and all other agreements and documents to be executed and delivered by Buyer pursuant hereto constitute the valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting the enforcement of creditors' rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5. COVENANTS OF THE PARTIES.

      5.1. Buyer's Covenants. Following the Closing Date, Buyer agrees to provide, without charge, the services of Ms. Giuliani-Rheaume as CFO of the Seller for the earlier of (i) a one-year period from the Closing Date as long as Ms. Giuliani-Rheaume remains an employee of Buyer and (ii) the closing of a Seller Transaction. In the event Ms. Giuliani-Rheaume is no longer an employee of Buyer, then Buyer shall substitute Ms. Sharon Noto in her place. The Buyer shall also provide Ms. Giuliani-Rheaume the necessary and reasonable support to carry out the reporting obligations of the Company during such period without any charge.

      5.2. Taxes.

            5.2.1. Cooperation. From and after the Signing Date, Seller and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

            5.2.2. Allocation of Consideration. Buyer's Consideration shall be allocated among the Purchased Assets, and the value of the Purchased Assets and any liabilities assumed by Seller shall be allocated among Buyer's Consideration, in a manner consistent with a schedule to be jointly prepared by the parties on or prior to the Closing Date (the "Allocation Schedule"), and which shall be prepared in accordance with Treas. Reg. Section 1.1060-1 (or any comparable provision of state or local Tax Law) or any successor provision. The parties agree that they will report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law. Seller and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. Notwithstanding any other provision of this Agreement, the foregoing Section 5.2.2 shall survive any termination or expiration of this Agreement.

            5.2.3. Transfer Taxes. Buyer and Seller shall each be equally responsible for any sales, use, excise, transfer, or other similar Tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto, and will coordinate the payment of such Taxes and other amounts with the other party. As between Buyer, on the one hand, and Seller, on the other hand, the party that has the primary responsibility under applicable Law for filing any Tax Returns required to be filed in respect of such Taxes shall prepare and timely file such Tax Returns; provided that such party's preparation of such Tax Returns shall be subject to the other party's approval, which approval shall not be unreasonably withheld. Buyer and Seller shall cooperate and make all efforts to obtain any available exemptions from such Taxes.

            5.2.4. Proration of Taxes. All personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date shall be prorated between Seller and Buyer as of 12:01 A.M. on the Closing Date. If any Taxes subject to proration are paid by Buyer, on the one hand or Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event any portion of such Taxes previously paid is received as a refund, such refund net of any Taxes payable with respect to the receipt of any interest included in such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

            5.2.5. Unbilled Transactional Taxes. If a Tax assessment is levied upon any party by an authorized Tax jurisdiction for unbilled transactional Taxes that are the obligation of the other party under this Agreement, then the non-assessed party shall reimburse the assessed party for those Taxes including any interest and penalty.

            5.2.6. Tax Structure Disclosure. Notwithstanding anything herein to the contrary, each party to the transactions contemplated herein (and each Affiliate and Person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earliest of the date of any public announcement of the discussions relating to the transaction, the date of any public announcement of the transaction and the date of the execution of this Agreement. This authorization is not intended to permit disclosure of any other information including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction; (ii) the identities of participants or potential participants in the transaction; (iii) the existence or status of any negotiations; (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction); or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

      5.3. Post Closing Adjustments. The parties shall cooperate with each other following the Closing and shall make all adjustments necessary to insure that each party receives the benefits they are entitled to under the Agreement.

      5.4. Shareholders Vote. The Seller shall hold a meeting of shareholders to approve the Sale in a timely manner.

6. CONDITIONS TO CLOSING.

      6.1. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

            6.1.1. Representations and Warranties; Performance of Obligations.
(i) All representations and warranties made by Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, except (a) for changes contemplated or permitted by this Agreement, (b) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (c) below), and (c) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (ii) Seller shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with it under the terms of this Agreement on or prior to Closing.

            6.1.2. Certificate. Seller shall have delivered to Buyer a certificate of a duly authorized officer, dated as of the Closing Date, certifying to the effects in Section 6.1.1.

            6.1.3. No Material Adverse Change. No Material Adverse Effect shall have occurred with respect to the Business.

            6.1.4. No Suit. No suit, action or other proceeding or investigation shall, to the knowledge of any party to this Agreement, be pending before or by any Governmental Authority or by any third party seeking to restrain or prohibit the consummation of the Sale, or seeking damages as a result thereof.

            6.1.5. Closing Documents. The following items shall have been delivered to Buyer, or waived by Buyer:

                  (i) A duly executed bill of sale in form and substance
            reasonably satisfactory to Buyer;

                  (ii) The officer's certificates required to be delivered
            pursuant to Section 6.1.2;

                  (iii) All other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Business to Buyer.

      6.2. Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to each Closing of each of the following conditions:

            6.2.1. Representations and Warranties; Performance of Obligations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date. Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

            6.2.2. Certificate. Buyer shall have delivered to Seller a certificate of a duly authorized officer, dated as of the Closing Date, certifying to the effects in Section 6.2.1.

            6.2.3. No Suit. No suit, action or other proceeding or investigation shall, to the knowledge of any party to this Agreement, be pending before or by any Governmental Authority or by any third party seeking to restrain or prohibit the consummation of the Sale.

            6.2.4. Fairness Opinion. The Company shall have received a fairness opinion from Capitalink, or any other firm chosen solely by the Company, expressing the opinion that the Sale is fair to the non-Affiliated shareholders of the Company.

            6.2.5. Shareholder Vote. The Company shall have received the requisite vote of its shareholders approving the Sale.

            6.2.6. Closing Documents. The following items shall have been delivered to Seller:

                  (i) The officer's certificate required to be delivered
            pursuant to Section 6.2.2; and

                  (ii) All other instruments of transfer, in form and substance reasonably acceptable to Seller, as may be necessary for Buyer to assume the Assumed Liabilities.

7. TERMINATION.

      7.1. Termination. This Agreement may be terminated at any time prior to Closing upon notice:

            7.1.1. By Buyer, if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition in Section 6.1; and such breach cannot be cured within 30 days from notice of such event;

            7.1.2. By Seller, (i) if there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement which failure cannot be cured within 30 days from notice of such event, (ii) if the requisite number of votes of shareholders approving the Sale is not received, or (iii) in the event the Seller receives an offer for the Business that the Board of Directors of the Seller believes, in the exercise of their fiduciary duty, to be better for the shareholders of the Seller than the Buyer's offer (the "Competing Offer") and the Board accepts such offer;

            7.1.3. By the mutual written consent of the parties; or

            7.1.4. If the Closing does not take place on or before March 31, 2005 and such failure to effectuate the Closing is not caused by the terminating party.

      7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall become void and no party to this Agreement shall have any liability or further obligation to any other party; provided, however, that the provisions of Sections 9.4, 9.5, 9.7 and 9.17 shall remain in full force and effect; provided, further, however, that nothing herein shall relieve any party for willful breach. If the Seller accepts a Competing Offer and terminates this Agreement, it shall pay the Buyer $25,000 within five (5) business days of closing the Competing Offer to cover Buyer's reasonable out-of-pocket costs..

8. INDEMNIFICATION/LIMITATION ON LIABILITY.

      8.1. Indemnification of Buyer. Seller covenants and agrees with Buyer that it shall reimburse and indemnify and hold Buyer and its Affiliates, and their respective directors, officers, employees and agents (the "Buyer Indemnified Party"), harmless from, against and in respect of any and all actions, suits, claims, proceedings, assessments, damages, fines, judgments, liabilities, costs and expenses, (including, without limitation, reasonable attorneys' fees, but excluding any incidental, consequential or punitive damages) ("Losses") as and when incurred by any Buyer Indemnified Party that result from:

            8.1.1. Any breach of any representations or warranties of Seller under this Agreement;

            8.1.2. Any breach of, or failure to perform, any covenants or agreements of Seller under this Agreement; and

            8.1.3. The Excluded Liabilities.

      8.2. Indemnification of Seller. Buyer covenants and agrees with Seller that it shall reimburse and indemnify and hold Seller and its Affiliates, and their respective directors, officers, employees and agents (the "Seller Indemnified Party," together with the Buyer Indemnified Party, collectively referred to as the "Indemnified Party"), harmless from, against and in respect of any and all Losses as and when incurred by any Seller Indemnified Party that result from:

            8.2.1. Any breach of any representations or warranties of Buyer under this Agreement;

            8.2.2. Any breach of, or failure to perform, any covenants or agreements of Buyer under this Agreement; and

            8.2.3. The ownership and operation of the Business, the Purchased Assets or the Assumed Liabilities.

      8.3. Procedure. Each Indemnified Party shall give either Buyer or Seller, as applicable, in its role as an indemnifying party (the "Indemnifying Party"), prompt notice of any Loss asserted or threatened against such Indemnified Party on the basis of which such party intends to seek indemnification (but the obligations of the Indemnifying Party shall not be conditioned upon receipt of such notice, except to the extent that the Indemnifying Party is actually prejudiced by such failure to receive such notice). The Indemnified Party will provide such other information with respect thereto as the Indemnifying Party may be reasonably request. To the extent that a Loss arises from a third party claim against an Indemnified Party, the Indemnifying Party shall promptly assume the defense of any Indemnified Party with counsel reasonably satisfactory to such Indemnified Party and the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, any Indemnified Party shall be entitled, at its sole expense, to employ counsel separate from counsel for the Indemnifying Party and from any other party in such action, proceeding, or investigation. Any settlement of a Loss for other than money damages must have the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed.

      8.4. Cooperation. The parties agree reasonably to cooperate with one another and their respective counsel in contesting and defending any Loss in any manner the other party may reasonably request (including furnishing evidence and testimony and granting reasonable access to the pertinent books, records and personnel (to the extent such personnel are available) in their possession or control).

      8.5. Tax Indemnity. Seller covenants and agrees that it shall reimburse, indemnify and hold Buyer and its Affiliates harmless from, against, and in respect of, any and all demands, investigations, audits and Losses (including reasonable attorneys' and accountants' fees and expenses) as and when sustained, incurred or suffered by Buyer or any of its Affiliates, directly or indirectly, by reason of or resulting from any Tax liability of Seller or any liability of Seller for the unpaid Taxes of any Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, including but not limited to, any such liability of Seller for any state or local sales or use Tax. Notwithstanding any other provision of this Agreement to the contrary, any obligation of Seller pursuant to this Section 8.5 shall be unconditional and absolute and shall survive until 30 days after the expiration of the applicable statute of limitations, provided that, if on the last date of such survival period Seller is under audit or shall have received a notice of any Tax audit, such obligations shall survive until the date on which all such audits are completely and finally resolved.

      8.6. Survival. The representations, warranties and indemnities made by Seller, on the one hand, and by Buyer, on the other hand, under this Agreement shall survive for a period of two years (the "Survival Period") from the Closing Date, provided, however, that any indemnity with respect to Taxes shall survive until 30 days after the expiration of the applicable statute of limitations, and provided, further, that this limitation shall not extinguish any claim for indemnification of Seller or Buyer, as applicable, who has given notice of a Loss prior to the end of the Survival Period. The covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms.

      8.7. Exclusive Remedy. The provisions of this Section 8 shall constitute the sole and exclusive remedy with respect to any and all claims between the parties hereto for money damages arising under or arising out of this Agreement or the transactions contemplated hereby.

9. GENERAL PROVISIONS.

      The parties further covenant and agree as follows:

      9.1. Entire Agreement. This Agreement and the other agreements and documents referred to herein express the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof, are merged into and superseded by this Agreement.

      9.2. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a written notice signed by the party or parties waiving such terms or conditions.

      9.3. Amendments. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties.

      9.4. Expenses. Except as otherwise expressly provided herein, the parties shall each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

      9.5. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telecopier, or overnight courier to the parties below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand; at the time received if sent certified or registered mail; when receipt is acknowledged by facsimile equipment if telecopied; and the third business day after timely delivery to the courier for overnight delivery, if sent by a nationally recognized overnight courier service.

      If to Seller:         CLICKNSETTLE.COM, Inc.
                            1010 Northern Boulevard
                            Suite 336
                            Great Neck, NY 11021
                            Attn: CEO

      If to Buyer:          National Arbitration and Mediation, Inc.
                            1010 Northern Boulevard
                            Suite 336
                            Great Neck, NY 11021
                            Attn: CEO

      9.6. Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party without the prior written consent of the other parties; except, that Buyer may assign all or part of its rights under this Agreement and may delegate all or part of its obligations under this Agreement to an Affiliate without consent. In the event of any such assignment and delegation, the term "Buyer" as used in this Agreement shall be deemed to refer to each such assignee of Buyer and shall be deemed to include both Buyer and each such assignee where appropriate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties.

      9.7. Commissions and Finder's Fees. Buyer on the one hand, and Seller on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the other may be liable.

      9.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of the provision of this Agreement continuing in full force and effect and shall in no way be affected, impaired or invalidated, as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.

      9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.10. Headings. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

      9.11. Interpretation. In this Agreement, unless a clear contrary intention appears, the singular number includes the plural number and vice versa.

      9.12. Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of the other party, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to perfect transfer of the Purchased Assets or otherwise to carry out the obligations of such requested party hereunder.

      9.13. Publicity. Neither Buyer nor Seller shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other party or, if required by Law, without prior consultation with the other party.

      9.14. No Third Party Beneficiaries. Except for the provisions of Section 8 relating to Indemnified Parties under this Agreement, (i) the provisions of this Agreement are solely for the benefit of the parties hereto and their permitted assignees and are not intended to confer upon any Person, except the parties hereto, any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      9.15. Waiver of Trial by Jury. The parties hereby knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in respect to any litigation arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. This provision is a material inducement for Buyer and Seller entering into this Agreement.

      9.16. Cumulative Remedies. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      9.17. Governing Law; Exclusive Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of New York, excluding any choice of Law rules which may direct the application of the Laws of another jurisdiction. Any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the state courts of the State of New York and the parties hereby consent to and submit to the exclusive jurisdiction of such Court.

      9.18. Waiver of Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of the bulk transfer Laws (of any jurisdiction) in connection with the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on the date first written above.


                                        CLICKNSETTLE.COM, INC.

                                        By: /s/ Patricia Giuliani-Rheaume
                                            ------------------------------------
                                        Name: Patricia Giuliani-Rheaume
                                        Title: Vice President


                                        NATIONAL ARBITRATION AND MEDIATION, INC.

                                        By:   /s/ Roy Israel
                                              ----------------------------------
                                        Name:  Roy Israel
                                        Title: President


/s/ Roy Israel
----------------------------------------------
Roy Israel, Solely with respect to Section 1.3

                             APPENDIX OF DEFINITIONS

      The following definitions shall be applicable for purposes of the Agreement except as otherwise specifically provided to the contrary in the text of the Agreement.

      "Affiliates" shall mean, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, whether directly or indirectly through one or more intermediaries, but excluding the officers or directors of an entity or entities controlled by an officer or director.

      "Agreement" shall have the meaning in the Preamble.

      "Allocation Schedule" shall have the meaning in Section 5.2.2.

      "Assumed Liabilities" shall have the meaning in Section 1.2.

      "Business" shall have the meaning in the Recitals.

      "Buyer" shall have the meaning in the Preamble.

      "Buyer Indemnified Party" shall have the meaning in Section 8.1.

      "Closing" shall have the meaning in Section 2.1.

      "Closing Date" shall have the meaning in Section 2.1.

      "Competing Offer" shall have the meaning in Section 7.1.2.

      "Disclosure Schedule" shall have the meaning in Section 3.

      "Excluded Liabilities" shall have the meaning in Section 1.4.

      "Indemnified Party" shall have the meaning in Section 8.2.

      "Indemnifying Party" shall have the meaning in Section 8.3.

      "IRS" shall mean the United States Internal Revenue Service.

      "Laws" shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

      "Losses" shall have the meaning in Section 8.1.

      "Material Adverse Effect" shall mean any change or effect that is, or is reasonably likely to be, materially adverse to: (i) the assets or properties constituting the Business, (ii) the Assumed Liabilities, or (iii) the ability of Seller to fulfill its obligations hereunder.

      "Remaining Net Capital Before Commitments" shall mean the fair market value of the assets purchased less the following: (i) recorded liabilities assumed; (ii) commitment due to American Lawyer Media in the amount of $75,854 and (iii) $200,000 of cash to remain with the Seller (to be adjusted based on the timing of payments for the transaction costs).

      "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or department, agency or political subdivision thereof).

      "Purchased Assets" shall have the meaning in Section 1.1.

      "Sale" shall mean the sale of the Business as contemplated by the Agreement.

      "Seller" shall have the meaning in the Preamble.

      "Seller Indemnified Party" shall have the meaning in Section 8.2.

      "Seller Transaction" shall mean a transaction by which the Seller acquires a new business.

      "Survival Period" shall have the meaning in Section 8.6.

      "Taxes" shall mean taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's withholding, other withholding, unemployment and social security taxes, which are imposed by any Governmental Authority, including in each case any interest, penalties or additions to tax attributable thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

      "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                                                       Exhibit B
                           [LETTERHEAD OF CAPITALINK]

October 15, 2004

Board of Directors
Clicknsettle.com, Inc.
1010 Northern Blvd.
Suite 336
Great Neck, NY  10021

Gentlemen:

We have been advised that Clicknsettle.com, Inc. (the "Company") will enter into a transaction with National Arbitration and Mediation, Inc. ("National") pursuant to a Asset Purchase Agreement between the parties (the "Agreement"). Under the terms of the Agreement, National will purchase all of the rights, title and interest in and to all of the assets of the Company, except for (i) $200,000 of cash less (a) transaction costs including, without limitation, legal, accounting, tax advice, fairness opinion and mailing of the proxy statement, and (b) the transactional and due diligence costs related to any potential acquisition by the Company, and (ii) 60 percent of the excess amount of the Company's remaining net capital before commitments over $380,462 on the closing date of the Transaction (as defined below), if any, (the "Purchased Assets"). In exchange for the Purchased Assets, National shall assume and agree to perform and discharge when as due all liabilities and obligations of the Company, as the same may exist at or accrue following the closing date of the Transaction as each relate to the business of the Company, including, without limitations, all employment agreements, Equal Employment Opportunity Commission claims and leases (the "Purchase Consideration"). The transaction described in this paragraph is hereinafter, the "Transaction."

We have been retained by the Board of Directors to render an opinion as to whether, on the date of such opinion, the Purchase Consideration is fair, from a financial point of view, to the unaffiliated shareholders of the Company. We have not been requested to opine as to, and the opinion does not in any manner address, the underlying business decision of the Company to proceed with or affect the Transaction. We were not asked to consider, and our opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed the Agreement; (ii)

Board of Directors                                              October 15, 2004
Clicknsettle.com, Inc.                                                    Page 2


reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the year ended June 30, 2004 and the Definitive Proxy Statement on Schedule 14A, dated October 27, 2003; (iii) reviewed and analyzed the Transaction's pro forma financial impact on the Company's balance sheet; (iv) reviewed the Company's current ownership structure; (v) reviewed and analyzed the Company's historical financial results and present financial condition; (vi) reviewed certain publicly available information concerning the trading of, and the market for, the common stock of the Company and a general market index; (vii) reviewed and analyzed the Company's net adjusted net book value utilizing a range of potential liquidation premises; (viii) reviewed and analyzed the Company's range of projected fiscal year 2005 financial performances under various scenarios; (ix) reviewed and analyzed certain private company adjustments to the Company's historical financial performance; (x) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses with respect to the business and operations of the Company; (xi) inquired about and discussed the Transaction and other matters related thereto with Company management and its Board of Directors; and (xii) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and has further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analyses and form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We have not attempted to confirm if the Company has good title to its assets.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Company management, it is assumed that the Transaction will not have any effective negative tax impact on the Company. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or its unaffiliated shareholders.

Our opinion is necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of October 15, 2004. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any Company shareholder as to how such shareholder should vote with

Board of Directors                                              October 15, 2004
Clicknsettle.com, Inc.                                                    Page 3


respect to the Transaction. We do not express any opinion as to the underlying valuation or future performance of the Company nor the price at which its common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Consideration is fair, from a financial point of view, to the Company's unaffiliated shareholders.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,


/s/ Capitalink, L.C.

                                    Exhibit C

                             clickNsettle.com, Inc.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CLICKNSETTLE.COM, INC.

               (Under Section 242 of the General Corporation Law)

      clickNsettle.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      FIRST: The name of the Corporation is clickNsettle.com, Inc.

            SECOND: The Board of Directors of the Corporation adopted the following preamble and resolution on October 15, 2004, setting forth, proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

            WHEREAS, the Board of Directors deems it advisable to increase the number of outstanding shares of the Corporation and the number of authorized shares of common stock; be it

            RESOLVED, that the number of authorized shares of common stock, par value $0.001 per share, shall be increased from 25 million to 300 million, and that to effect such, and subject to the approval of a majority of the stockholders of the Corporation, Article Fourth of the Certificate of Incorporation of the Corporation be amended by:

            Deleting "Twenty-Five Million (25,000,000)" and replacing it with "Three Hundred Million (300,000,000)."

            THIRD: That thereafter the above amendment to the Certificate of Incorporation of the Corporation was duly approved upon written consent of the stockholders owning a majority of the issued and outstanding shares of the common stock of the Corporation entitled to vote thereon in accordance with
Section 228 of the General Corporation Law.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this ___ day of ___________ 200_.

                                               clickNsettle.com, Inc.


                                               By:
                                                   -----------------------------
                                                   Name:  Roy Israel
                                                   Title: CEO & President

ATTEST:


-----------------------------------
Name:  Patricia A. Giuliani-Rheaume
Title: VP & CFO


                                      C-1